UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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FORESCOUT TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 8:00 A.M. PACIFIC TIME, ON WEDNESDAY, MAY 29, 2019

To the Stockholders of Forescout Technologies, Inc.:

You are cordially invited to attend the 2019 annual meeting of stockholders and any postponements, adjournments or continuations thereof (the “Annual Meeting”) of Forescout Technologies, Inc., a Delaware corporation (“Forescout”, “we”, or the “Company”), which will be held as a virtual meeting on Wednesday, May 29, 2019 at 8:00 a.m. Pacific Time. You can attend the Annual Meeting via a live interactive webcast on the internet at http://www.virtualshareholdermeeting.com/FSCT2019 where you will be able to listen to the meeting live, submit questions (before and during the meeting) and vote online.

We are holding the virtual Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.
To elect one Class II director to serve until our 2022 annual meeting of stockholders and until such director’s successor is duly elected and qualified, with two vacancies for Class II directors remaining;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To approve, on an advisory basis, the frequency of holding future stockholder advisory votes on the compensation of our named executive officers;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and

5.	To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The virtual Annual Meeting will begin promptly at 8:00 a.m. and on-line check-in will begin at 7:55 a.m. Pacific Time. Only holders of record and beneficial owners of shares of our common stock at the close of business on April 1, 2019, the record date, are entitled to notice of, to attend, and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying Proxy Statement.

We expect to make available to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 16, 2019, and this Notice will contain instructions on how to access our Proxy Statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 (the “annual report”) can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. The accompanying Proxy Statement explains proxy voting and the matters to be voted on in more detail.

We appreciate your continued support of Forescout.

Very truly yours,

Michael DeCesare
President and Chief Executive Officer
190 West Tasman Drive
San Jose, California, 95134
April 16, 2019

FORESCOUT TECHNOLOGIES, INC.

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 8:00 A.M. PACIFIC TIME, ON WEDNESDAY, MAY 29, 2019

This Proxy Statement and the enclosed form of proxy are being provided to you in connection with the solicitation of proxies by our board of directors for use in connection with the 2019 annual meeting of stockholders of Forescout Technologies, Inc. (“Forescout”, “we”, or the “Company”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held as a virtual meeting on Wednesday, May 29, 2019 at 8:00 a.m. Pacific Time via a live interactive webcast on the internet at http://www.virtualshareholdermeeting.com/FSCT2019 where you will be able to listen to the meeting live, submit questions (before and during the meeting) and vote online. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our annual report will first be made available on or about April 16, 2019 to all stockholders entitled to vote at the Annual Meeting. Information contained on or that can be accessed through our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING

Why are you holding a virtual Annual Meeting?

Our Annual Meeting will be held solely in a virtual format, which will be conducted via a live audio webcast and online stockholder tools. We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully and equally from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting and as time permits.

What matters am I voting on?

You will be voting on:

•	the election of one Class II director to serve until our 2022 annual meeting of stockholders and until such director’s successor is duly elected and qualified;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers;

•	a proposal to approve, on an advisory basis, the frequency of holding future stockholder advisory votes on the compensation of our named executive officers;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and

•	any other business as may properly come before the Annual Meeting, including any adjournment or postponement thereof.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Mark Jensen as a Class II director;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;

•	To hold future stockholder advisory votes on the compensation of our named executive officers every “ONE YEAR”; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on April 1, 2019 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date 45,137,086 shares of our common stock were outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the Record Date. Stockholders may not cumulate votes in the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we will refer to registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name” and the Notice was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Although beneficial owners are also invited to attend the Annual Meeting, because a beneficial owner is not the stockholder of record, you may not vote your shares live at the Annual Meeting unless you follow your broker, bank, or other nominee’s procedures for obtaining a legal proxy and present your legal proxy at the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. In this Proxy Statement, we will refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

Can I attend the Annual Meeting?

You will be able to attend the virtual Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the virtual meeting by visiting http://www.virtualshareholdermeeting.com/FSCT2019. To participate in the Annual Meeting online, you will need the control number included on your proxy card. The Annual Meeting webcast will begin promptly at 8:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:55 a.m. Pacific Time and you should allow sufficient time for the check-in procedures.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern Standard Time, on May 28, 2019 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1(800) 690-6903 until 11:59 p.m. Eastern Standard Time, on May 28, 2019 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card timely in order for it to be received prior to the Annual Meeting (if you received printed proxy materials); or

•
by attending and voting at the virtual Annual Meeting by visiting http://www.virtualshareholdermeeting.com/FSCT2019, where stockholders may vote and submit questions (before and during) the Annual Meeting (have your proxy card in hand when you visit the website).

Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, by telephone or on the Internet; however, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As mentioned above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	sending a written notification to the Corporate Secretary of Forescout at 190 West Tasman Drive, San Jose California 95134; or

•	attending and voting at the online Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When a proxy card is properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If a proxy card is signed, but no specific instructions are given, the shares represented by such proxy card will be voted in accordance with the recommendations of our board of directors, as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares subject to proxies. If the Annual Meeting is adjourned, the proxy holders can vote your shares subject to proxies when the Annual Meeting is rescheduled unless you have properly revoked your proxy instructions, as described above.

Why did I receive the Notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials will first be made available on or about April 16, 2019 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy, Michael DeCesare, our Chief Executive Officer, Christopher Harms, our Chief Financial Officer, and Darren J. Milliken, our General Counsel, have been designated as proxies for the Annual Meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above and, if any other matters are properly brought before the annual meeting, the shares will be voted in accordance with the proxies’ judgment. If the Annual Meeting is adjourned, the proxy holders can vote your shares subject to proxies when the Annual Meeting is rescheduled unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote shares held in street name on a particular matter in the absence of instructions from the beneficial owner of such shares (“broker non-vote”). Refer to the section titled “How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?” The shares of our common stock subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or a broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each proposal?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominee who receive the largest number of votes cast “for” such nominee is elected as director. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for,” “against,” or “abstain” on the nominee for election as a director.

•
Proposal No. 2: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our board of directors values stockholders’ opinions. The compensation committee will review the results of the vote and consider our stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

•
Proposal No. 3: A plurality of the votes cast is required to determine, on an advisory basis, our stockholders’ preference regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers. Abstentions and broker non-votes will have no affect on the outcome of this proposal. However, because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

•
Proposal No. 4: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds your shares of our common stock. In addition to using the internet, our directors, officers and employees may solicit proxies in person by telephone, or by other means of communication, for which they will not receive any additional compensation. We have hired Innisfree M&A Incorporated to act as our proxy solicitor in connection with the Annual Meeting. We will pay Innisfree M&A Incorporated a base fee of $20,000, plus reimbursable expenses and customary charges, for these services.

How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?

Brokerage firms, banks or other nominees holding shares of our common stock in street name for beneficial owners are generally required to vote such shares in the manner directed by the beneficial owner. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Current Report on Form 8-K to publish the final results.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders sharing the same address. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate copies of the Notice, or if applicable, our proxy materials. Upon written or oral request, we will deliver promptly separate copies of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice or, if applicable, our proxy materials, stockholders may contact us at the following: Forescout Technologies, Inc., Attention: Investor Relations, 190 West Tasman Drive, San Jose California 95134 or telephone: (408) 213-3191.

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., will tabulate and certify the votes and act as inspector of elections appointed for the Annual Meeting.

How can I contact Forescout’s transfer agent?

You may contact our transfer agent, Computershare, by telephone at (877) 575-3100 (toll-free for United States residents) or (781) 575-3100, or by writing Computershare Trust Company, N.A., at P.O. Box 30170, College Station, Texas 77842. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at http://www.computershare.com/investor.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the annual meeting and from our corporate secretary for 10 days prior to the meeting for any purpose relevant to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time, at our corporate headquarters located at 190 West Tasman Drive, San Jose, CA 95134.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at the next Annual Meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our Proxy Statement for our 2020 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 18, 2019. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to: Forescout Technologies, Inc., Attention: Corporate Secretary, 190 West Tasman Drive, San Jose California 95134.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting of stockholders but do not intend for the proposal to be included in our Proxy Statement. Our amended and restated bylaws provide that the only business that may be conducted at an Annual Meeting is business that is (i) specified in our proxy materials with respect to such Annual Meeting, (ii) by or at the direction of our board of directors, or (iii) properly brought before the Annual Meeting by a stockholder of record entitled to vote at the Annual Meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2020 Annual Meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business January 31, 2020; and

•	not later than the close of business on March 2, 2020.

In the event that we hold our 2020 Annual Meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our Proxy Statement must be received no earlier than the close of business on the 120th day before such Annual Meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such Annual Meeting; or

•	the 10th day following the day on which public announcement of the date of such Annual Meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an Annual Meeting does not appear to present his, her or its proposal at such Annual Meeting, we are not required to present the proposal for a vote at such Annual Meeting.

Recommendation and Nomination of Director Candidates

You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include, among other requirements, information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate addressed to our Corporate Secretary confirming willingness to serve on our board of directors. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an Annual Meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

If I have additional questions, whom may I contact?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our corporate secretary and/or proxy solicitor:
Darren J. Milliken
Senior Vice President, General Counsel, Corporate Secretary, and Corporate Compliance Officer
190 West Tasman Drive
San Jose, CA 95134
E-mail: Darren.Milliken@forescout.com

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently comprised of nine directors and is divided into three staggered classes of directors. At the Annual Meeting, one Class II director will be elected to our board of directors by the holders of our common stock to succeed the same class whose term is then expiring. The Class II director’s term continues until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Nominee for Director

Our nominating and corporate governance committee recommended for nomination, and our board of directors nominated Mark Jensen, a current Class II director, as a nominee for reelection as a Class II director at the Annual Meeting. Two of our current Class II directors, T. Kent Elliott and Rami Kalish, are not being nominated for reelection at the Annual Meeting and as such, as of the Annual Meeting, there will be two Class II director vacancies on our board of directors. Mr. Jensen will serve as a Class II director until the 2022 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. For more information concerning the Class II director nominee, please see the section titled “Board of Directors and Corporate Governance.”

Mr. Jensen has agreed to serve as our Class II director if elected and management has no reason to believe that Mr. Jensen will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee who may be proposed by the nominating and corporate governance committee and designated by the present board of directors to fill the vacancy.

Vote Required

Stockholders are not entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders. To be elected, a director must receive the largest number of votes cast “FOR” such director's election. You may vote either “FOR” or “AGAINST” the director nominee or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the director nominee will be counted for purposes of determining whether there is a quorum, but it will not be counted for purposes of determining the number of votes cast with respect to the election of such director, and thus it will have no effect on the outcome of the vote. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEE NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of the Board of Directors

Our business affairs are managed under the direction of our board of directors, which is currently composed of nine members. Eight of our directors are independent within the meaning of the listing standards of The NASDAQ Stock Market, LLC (“NASDAQ”). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class of directors whose terms are then expiring.

Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The names, ages, and certain other information as of March 31, 2019 for each of the nominees for election as a director, for each of the continuing directors and for each of the non-continuing directors are set forth below.

Nominee for Director	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Mark Jensen(2)	II	68	Director	2013	2019	2022
Continuing Directors
Yehezkel Yeshurun	I	69	Chair	2000	2021
Enrique Salem(3)	I	53	Director	2013	2021
Theresia Gouw(1)(3)	I	51	Director	2001	2021
James Beer(2)	III	58	Director	2016	2020
Michael DeCesare	III	53	Director	2015	2020
David G. DeWalt(1)	III	54	Vice-Chair	2015	2020
Non-Continuing Directors
T. Kent Elliott(1)(2)	II	66	Director	2003	2019	-
Rami Kalish(1)(3)	II	62	Director	2001	2019	-

(1)	Member of our nominating and corporate governance committee.

(2)	Member of our audit committee.

(3)	Member of our compensation committee.

Director Nominee – Class II Director

Our board of directors has nominated Mr. Jensen for election as a Class II director and as of the date of the Annual Meeting, there will be two vacancies for Class II directors. Mr. Jensen has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If Mr. Jensen is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment, as they deem advisable.

Mark Jensen has served as a member of our board of directors since May 2013. From October 2001 to June 2012, Mr. Jensen served as U.S. Managing Partner of the Venture Capital Services Group and U.S. Managing Partner of the Technology, Media and Telecommunications Industry Group for Audit and Enterprise Risk Services at Deloitte & Touche LLP, a professional services firm. Mr. Jensen currently serves on the board of directors and as the chair of the Audit Committee of Control4 Corporation, a smart home automation systems company, and Lattice Semiconductor Corporation, a manufacturer of high-performance programmable logic devices. He previously served on the board of directors of Unwired Planet, Inc., an intellectual property and technology licensing company now known as Great Elm Capital Group, Inc. from October 2012 to November 2015. Mr. Jensen has a B.S. in Accounting from Metropolitan State College of Denver and a B.Ed. in Education from Colorado State University.

Mr. Jensen was selected to serve on our board of directors because of his extensive accounting and financial expertise and his experience with technology companies and as a director of publicly- and privately-held companies.

Continuing Directors– Class I and III Directors

Yehezkel “Hezy” Yeshurun co-founded our company and has served as our Chair and a member of our board of directors since April 2000 and as our Executive Chairman from September 2001 to July 2003. Since 1988, Mr. Yeshurun has been a Professor of Computer Science at Tel Aviv University, has co-founded several other technology companies, including TapGuard Technologies Ltd., a technology company acquired by Elron Software Inc. in 1997, and Top Image Systems Ltd., a publicly traded intelligent document processing solutions company for which Mr. Yeshurun served as a director from 1996 to 2001. Mr. Yeshurun holds a B.Sc, an M.S., and a Ph.D. in Applied Mathematics from Tel Aviv University and completed a post-doctorate in Computational Neuroscience at New York University.

Mr. Yeshurun was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and his extensive knowledge of the technology industry.

Enrique Salem has served as a member of our board of directors since September 2013. Since July 2014, Mr. Salem has served as a Managing Director of Bain Capital Ventures LLC, a venture capital division of Bain Capital, LP. Mr. Salem served as President, Chief Executive Officer and a director of Symantec from April 2009 until July 2012. Prior to that, Mr. Salem served as Chief Operating Officer of Symantec from January 2008 to April 2009, group President, Worldwide Sales and Marketing from April 2007 to January 2008, group President, Consumer Products from May 2006 to April 2007, Senior Vice President, Consumer Products and Solutions from February 2006 to May 2006, Senior Vice President, Security Products and Solutions from January 2006 to February 2006, and Senior Vice President, Network and Gateway Security Solutions from June 2004 to February 2006. Prior to Symantec, from April 2002 to June 2004, Mr. Salem served as President and Chief Executive Officer of Brightmail, Inc., an email filtering company, prior to its acquisition by Symantec in 2004. Mr. Salem also held senior leadership roles at Oblix Inc., Ask Jeeves Inc., Peter Norton Computing, Inc. and Security Pacific Merchant Bank. In March 2011, he was appointed to President Barack Obama’s Management Advisory Board. Mr. Salem has served on the board of directors of FireEye since February 2013, including as Chairman of FireEye’s board of directors since March 2017, and Atlassian Corporation Plc, since August 2013. Mr. Salem previously served on the board of directors of Automatic Data Processing, Inc. from January 2010 to November 2013 and the board of directors of Symantec from April 2009 to July 2012. He received the Estrella Award from the Hispanic IT Executive Council in 2010 and was named Entrepreneur of the Year in 2004 by Ernst & Young. Mr. Salem holds an A.B. in Computer Science from Dartmouth College.

Mr. Salem was selected to serve on our board of directors because of his extensive leadership experience, including oversight of global operations, as well as a strong background in information technology, data security, compliance and systems management.

Theresia Gouw has served as a member of our board of directors since July 2001. Since February 2014, Ms. Gouw has served as a co-founder and Managing Partner of Aspect Ventures, L.P., a venture capital firm. From February 1999 to February 2014, Ms. Gouw served in various senior roles at Accel Partners, a venture capital firm, most recently serving as a Managing Partner. She previously served on the board of directors of Trulia, Inc., an online real estate site, from 2005 to February 2015, and Imperva Inc., a cybersecurity company, from May 2002 to May 2016. Ms. Gouw holds a Sc.B. in Engineering from Brown University and an M.B.A. from Stanford University Graduate School of Business.

Ms. Gouw was selected to serve on our board of directors because of her experience in the venture capital industry and as a director of both publicly- and privately-held technology companies.

James Beer has served as a member of our board of directors since August 2016. In February 2018, Mr. Beer joined Atlassian Corporation Plc. (“Atlassian”), a software company based in San Francisco, as its Chief Financial Officer. Before joining Atlassian, Mr. Beer has served as Executive Vice President and Chief Financial Officer of McKesson Corporation, a healthcare company distributing pharmaceuticals and medical supplies and providing health information technology tools, from October 2013 to December 2017. From February 2006 to October 2013, Mr. Beer served as Executive Vice President and Chief Financial Officer of Symantec Corporation (“Symantec”), a provider of information security, storage and systems management solutions. Mr. Beer currently serves on the board of directors of Alaska Air Group, Inc., the airline holding company of Alaska Airlines and Virgin America. Mr. Beer holds a B.S. in Aeronautical Engineering from Imperial College, London University and an M.B.A. from Harvard Business School.

Mr. Beer was selected to serve on our board of directors because of his extensive experience in operations, strategy, accounting, financial management, and investor relations at both publicly- and privately-held technology companies.

Michael DeCesare has served as our President and Chief Executive Officer and as a member of our board of directors since March 2015. Prior to joining Forescout, Mr. DeCesare served in a variety of executive roles at Intel Security, previously McAfee Security, a computer security software company and wholly-owned subsidiary of Intel Corporation, from October 2007 to February 2015, including as President and as Executive Vice President, Worldwide Sales and Operations. Prior to joining Intel Security, Mr. DeCesare served as Senior Vice President of Worldwide Field Operations for Documentum, an enterprise content management company, from January 2001 to September 2007, during which time the company was acquired by EMC Corporation, a cloud computing, data storage, IT security, and big data company. Following the acquisition in December 2003, Mr. DeCesare served as Senior Vice President of EMC Software, a division of EMC Corporation, that included Documentum. Prior to joining Documentum, Mr. DeCesare served as Vice President of Field Sales at Oracle, a cloud application and platform services company, from February 1989 to June 2000. Mr. DeCesare holds a B.A. in Communications from Villanova University.

Mr. DeCesare was selected to serve on our board of directors because of the operational perspective he brings as our President and Chief Executive Officer and his extensive experience leading and growing technology companies.

David G. DeWalt has served as our Vice-Chair and a member of our board of directors since June 2015. From June 2016 to January 2017, Mr. DeWalt served as Executive Chairman of FireEye, Inc. (“FireEye”), a global network cybersecurity company. Mr. DeWalt also served on the board of directors of FireEye from May 2012 to November 2012 and as its Chief Executive Officer and Chairman of the Board from November 2012 to June 2016. Prior to joining FireEye, Mr. DeWalt served as President, Chief Executive Officer, and Director of Intel Security from April 2007 until February 2011 when Intel Security was acquired by Intel Corporation. Mr. DeWalt served as President of McAfee Security from February 2011 to August 2011. From December 2003 to March 2007, Mr. DeWalt held various positions at EMC Corporation, including Executive Vice President, EMC Software Group and President of EMC’s Documentum and Legato Software divisions. Prior to joining EMC Corporation, Mr. DeWalt served as President and Chief Executive Officer of Documentum, Inc. from July 2001 to December 2003, Executive Vice President and Chief Operating Officer of Documentum from October 2000 to July 2001 and Executive Vice President and General Manager, eBusiness Unit, of Documentum from August 1999 to October 2000. In addition to FireEye, Mr. DeWalt has served on the board of directors of Delta Air Lines, Inc. since November 2011 and the board of directors of Five9, Inc. since April 2012. Mr. DeWalt served on the board of directors of Polycom, Inc. from November 2005 to May 2013 and as its Chairman of the Board from May 2010 to May 2013 and served on the board of directors of Jive Software, Inc. from February 2011 to April 2013. Mr. DeWalt holds a Ph.D. in Computer and Information Sciences and a B.S. in Computer Science from the University of Delaware.

Mr. DeWalt was selected to serve on our board of directors because of his extensive senior management expertise in the network security industry.

Non-Continuing Directors

T. Kent Elliott has served as a member of our board of directors since January 2003. From July 2014 to February 2015, Mr. Elliott served as our Interim Chief Executive Officer and prior to that, from January 2003 until his retirement in December 2009, he served as our Chief Executive Officer. Mr. Elliott currently serves on the board of directors of Vecima Networks, Inc. (“Vecima”), a Canadian designer and manufacturer of broadband telecommunications products and chairs Vecima’s audit committee. Mr. Elliott was the Chief Executive Officer of Vienna Systems Corporation, a voice over IP company that was bought by Nokia in 1998. He has held international executive positions with Nokia as SVP of Nokia Internet Communications and with Mitel Corporation as General Manager of the Asia Pacific Region and Senior Vice President of Product Management. Mr. Elliott holds a Bachelor of Commerce with a major in Accounting and Finance and an M.B.A. from Queen’s University.

Rami Kalish has served as a member of our board of directors since January 2001. Since 1993, Mr. Kalish has served as Managing General Partner and Co-Founder of Pitango Venture Capital Fund (“Pitango”), a venture capital firm. Prior to founding Pitango, Mr. Kalish gained managerial experience at high-technology firms in the United States, Europe, and Israel. He has served on the board of directors of various private companies. Mr. Kalish holds a B.Sc. in Industrial Engineering and Information Science from the Technion Institute of Technology.

Director Independence

Our common stock is listed on the NASDAQ Global Market. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time after the completion of such company’s initial public offering. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director who serves as a member of our board of directors and considered whether such director has a material relationship with us that could compromise the director’s ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors has determined that Messrs. Yeshurun, DeWalt, Beer, Elliott, Jensen, Kalish and Salem and Ms. Gouw are “independent directors” as defined under the applicable rules and regulations of the SEC, and the listing standards of NASDAQ.

Board Oversight of Risk

Risk is inherent with every business and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our chief executive officer and other members of the senior management team at regularly scheduled meetings of our board of directors, where, among other topics, they discuss strategy and risks facing our company, as well as such other items they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. The committees of our board of directors consider risks within their respective areas of oversight responsibility, and the respective committee chairs advise the board of directors of any significant risks and management's response via periodic committee reports to the full board of directors. In particular, the audit committee focuses on risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The compensation committee considers risks relating to our compensation programs and policies, and the nominating and corporate governance committee considers risks relating to our board organization, membership and structure, and corporate governance. Our board of directors reviews strategic and operational risk in the context of reports from the management team, including data privacy and cybersecurity, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Board of Directors Leadership

Mr. Yeshurun currently serves as the Chair of our board of directors, and Mr. DeWalt serves as Vice-Chair. The general policy outlined in our Corporate Governance Guidelines is that the Chair of the board of directors and the Chief Executive Officer positions may, but need not be, served by the same person. Currently, the Chair of the board of directors and the Chief Executive Officer positions are served by separate individuals. Our board of directors believes that the current board leadership structure provides effective independent oversight of management while allowing our board of directors and management to benefit from Mr. Yeshurun’s history as a co-founder of the Company and years of experience in leadership and executive roles in the technology industry.

Board of Directors Meetings and Committees

During our 2018 fiscal year, our board of directors held 7 meetings (including regularly scheduled and special meetings), each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served. With respect to Mr. DeWalt, during 2018, after discussion with him, Mr. DeWalt recused himself from certain board of directors’ meetings and committee meetings relating to the acquisition of SecurityMatters B.V., due to potential conflicts of interest. Accordingly, for Mr. DeWalt, the calculation of his attendance excludes the meetings for which he recused himself and is based on 5 meetings of our board of directors and 3 meetings of our nominating and corporate governance committee.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is composed of T. Kent Elliott (through the date of the Annual Meeting), Mark Jensen, and James Beer each of whom is a non-employee member of our board of directors. Mr. Jensen is the chair of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of NASDAQ and the SEC, including Rule 10A-3. Our board of directors has also determined that Mr. Jensen qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of NASDAQ. Our audit committee is responsible for, among other things:

•	overseeing the integrity of our financial statements and our accounting and financial reporting processes and our financial statement audits;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing the independence and qualifications of our registered public accounting firm, or independent auditor;

•	overseeing the performance of our independent auditor;

•	overseeing our disclosure controls and procedures, internal control over financial reporting, and compliance with ethical standards adopted by us;

•	reviewing and approving related person transactions;

•	reviewing and assessing the adequacy of the audit committee’s charter and submitting any changes to our board of directors for approval;

•	performing an evaluation of the performance of the audit committee;

•	meeting with management to review our annual and quarterly financial statements and related disclosures;

•	recommending to the board of directors whether financial statements should be included in our annual report on Form 10-K;

•	overseeing, reviewing and periodically updating our code of business conduct and ethics and our system to monitor compliance with and enforce this code; and

•	preparing the audit committee report that the SEC requires in our annual Proxy Statement.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ. A copy of the charter of our audit committee is available on our website at http://www.investors.forescout.com. Our audit committee held 10 meetings in 2018.

Compensation Committee

Our compensation committee is composed of Theresia Gouw, Rami Kalish (through the date of the Annual Meeting), and Enrique Salem, each of whom is a non-employee member of our board of directors. Mr. Salem is the chair of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules of the listing standards of NASDAQ and the rules of the SEC, including Rule 10C-1, is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Our compensation committee is responsible for, among other things:

•	reviewing and assessing the adequacy of the compensation committee’s charter and submitting any changes to our board of directors for approval;

•	performing an evaluation of the performance of the compensation committee;

•	reviewing and making recommendations to our board of directors regarding the amount of compensation payable to our directors, committee members and chairs;

•	reviewing and making recommendations to our board of directors regarding the amount of compensation payable to our Chief Executive Officer;

•
reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, equity compensation, and any other benefits, compensation, or arrangements;

•	reviewing and making recommendations to our board of directors regarding any changes to or grants under our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans, and benefits programs;

•	reviewing our process and procedures for the consideration and determination of director and executive officer compensation; and

•	preparing the compensation committee report that the SEC requires in our annual Proxy Statement.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ. A copy of the charter of our compensation committee is available on our website at http://www.investors.forescout.com. Our compensation committee held 4 meetings in 2018.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is composed of David G. DeWalt, Rami Kalish (through the date of the Annual Meeting), Theresia Gouw, and T. Kent Elliott (through the date of the Annual Meeting). Ms. Gouw is the chair of our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:

•	developing and recommending to our board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

•	developing and recommending to our board of directors a set of corporate governance guidelines;

•	reviewing and recommending to our board of directors the composition of the committees of our board of directors;

•	making recommendations for director continuing education;

•	reviewing and assessing the adequacy of the nominating and corporate governance committee’s charter and submitting any changes to our board of directors for approval;

•	performing an evaluation of the performance of the nominating and corporate governance committee; and

•	overseeing the evaluation of our board of directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ. A copy of the charter of our nominating and corporate governance committee is available on our website at http://www.investors.forescout.com. Our nominating and corporate governance committee held 4 meetings in 2018.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company or had any relationship requiring disclosure under Item 404 of Regulation S-K, under the Securities Act of 1933, as amended (the “Securities Act”). None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and is actively searching to fill the two vacant Class II director positions. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, experience of particular relevance to us and the board of directors, accomplishments, superior credentials, independence, area of expertise, and the highest ethical and moral standards. Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating committee may take into account the benefits of diverse viewpoints. The search firm retained by our nominating and corporate governance committee to find director candidates has been instructed to take into account all of the considerations used by our nominating and corporate governance committee. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by our stockholders who are stockholders of record at the time of the submission of the director recommendation and on the record date for the determination of stockholders entitled to vote at the Annual Meeting, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and recommendations should be sent in writing to our Corporate Secretary at Forescout Technologies, Inc., 190 West Tasman Drive, San Jose California 95134.

Communications with the Board of Directors

Interested parties who wish to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to the board of directors or to the particular member or members of our board of directors and mailing the correspondence to our General Counsel at Forescout Technologies, Inc.,190 West Tasman Drive, San Jose California 95134. Our General Counsel, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chair of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Investor Information portion of our website at http://www.investors.forescout.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our board of directors adopted our Outside Director Compensation Policy in connection with our initial public offering, which we recently amended. Members of our board of directors who are not employees are eligible for compensation under our Outside Director Compensation Policy. The only compensation we paid to our non-employee members of our board of directors in 2018 is set forth in the table and described more fully below. During 2018, Michael DeCesare was an employee director and his compensation is discussed in the section titled “Compensation Discussion and Analysis - Executive Compensation.”

As stated in our amended Outside Director Compensation Policy and unless otherwise determined by our compensation committee, all annual equity award grants will be granted this fiscal year, which represents the second fiscal year of our Annual Meeting of our stockholders following the effective date of the policy. Only non-employee directors who are also independent within the meaning of the corporate governance rules of NASDAQ are eligible to receive compensation as a non-employee director under the policy. Accordingly, Mr. DeCesare, our Chief Executive Officer, is not eligible for awards under our Outside Director Compensation Policy. Additionally, Mr. DeCesare does not receive any compensation for his role as a director.

Cash Compensation

For fiscal 2018, we provided our non-employee directors with annual cash retainers for service in the following positions:

Position	Annual Cash Retainer ($)
Board member	30,000
Chair of the board	27,000
Vice Chair of the board	20,000
Audit committee chair	20,000
Audit committee member other than chair	10,000
Compensation committee chair	12,000
Compensation committee member other than chair	6,000
Nominating and corporate governance committee chair	7,500
Nominating and corporate governance committee member other than chair	4,500

Annual cash retainers are paid in quarterly installments in arrears on a prorated basis.

Equity Compensation

Subject to any limits in the equity plan under which the award is granted, each newly-elected non-employee director will receive an initial award of restricted stock units (“RSUs”) on the date of his or her appointment to our board of directors, with such award covering a number of shares of our common stock determined as $450,000 divided by the grant date closing price of a share of our common stock, rounded down to the nearest whole share. However, if an individual was a member of our board of directors and also an employee, he or she will not receive such an award even if he or she becomes a non-employee director due to termination of his employment. Each non-employee director’s initial award will vest in three equal annual installments on each successive anniversary of the grant date, in each case, subject to the non-employee director’s continued service with us through each such date.

As stated in our recently amended Outside Director Compensation Policy, commencing with this Annual Meeting, and subject to any limits in the Outside Director Compensation Policy and the equity plan under which the award is granted, on May 15, 2019 and every year thereafter, each then continuing non-employee director will receive an annual award of RSUs covering a number of shares of our common stock determined by $170,000 divided by the grant date closing price of a share of our common stock, rounded down to the nearest whole share. Each such annual award will be scheduled to fully vest on the one-year anniversary of the grant date, subject to the non-employee director’s continued service with us through such date and subject to the terms of the amended Outside Director Compensation Policy.

The awards granted to non-employee directors under our Outside Director Compensation Policy will fully vest immediately prior to a “change in control” as defined in our 2017 Equity Incentive Plan.

The table below shows the total compensation earned by our non-employee directors during fiscal 2018.

Fiscal 2018 Director Compensation

Director Name(4)(5)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Yehezkel Yeshurun, Chair	57,000	—	—	57,000
David G. DeWalt, Vice-Chair	54,500	—	—	54,500
James Beer(2)	36,068	—	—	36,068
T. Kent Elliott(3)	46,660	—	—	46,660
Theresia Gouw(3)	41,340	—	—	41,340
Mark Jensen	50,000	—	—	50,000
Rami Kalish	40,500	—	—	40,500
Enrique Salem(2)	45,932	—	—	45,932

(1)	Pursuant to our revised Outside Director Compensation Policy, none of our non-employee directors was entitled to receive an equity grant in fiscal 2018.

(2)
On May 23, 2018, Mr. Beer was appointed as a member of our audit committee and Mr. Salem stepped down as a member of the audit committee. Their respective fees were prorated based on the number of days during the year that each served as a member of the audit committee.

(3)	On September 19, 2018, Mr. Elliott stepped down as the chair of our nominating and corporate governance committee but remained a member of our nominating and corporate governance committee and Ms. Gouw was appointed chair of the nominating and corporate governance committee. Each of their respective fees were prorated based on the number of days during the year that each served as chair of the nominating and corporate governance committee.

(4)	Each outstanding equity award held by our directors listed below was granted pursuant to our 2000 Stock Option and Incentive Plan.

(5)	As of December 31, 2018, each individual who served as a non-employee director during fiscal 2018 outstanding options and RSUs covering the following aggregate number of shares:

Director Name	Aggregate Number of Option Awards Outstanding as of December 31, 2018	Aggregate Number of Stock Awards Outstanding as of December 31, 2018
Yehezkel Yeshurun	54,909	-
David G. DeWalt	-	-
James Beer	-	50,000
T. Kent Elliott	120,115	-
Theresia Gouw	-	-
Mark Jensen	98,139	-
Rami Kalish	-	-
Enrique Salem	-	-

Director Stock Ownership Guidelines

Our board of directors believes that our directors and executive officers should hold a meaningful financial stake in our company in order to further align their interests with those of our stockholders and in accordance with our stock ownership guidelines adopted in fiscal 2018, each non-employee director must own the lesser of (i) the value of our company’s common stock equal to three times the annual cash retainer for board service or (ii) 10,000 shares. Our non-employee directors are required to achieve ownership of our common stock within five years of the later of (i) February 2020, the date our stock ownership guidelines will take effect, or (ii) such director’s appointment or election date, as applicable.

For purposes of meeting stock ownership thresholds, the following types of shares count towards meeting such guidelines: (i) all shares owned outright (including any shares purchased through our 2017 Employee Stock Purchase Plan or 401(k) plan); (ii) shares issued pursuant to vested RSUs and held; and (iii) any in-the-money value of vested and unexercised stock options. If the minimum stock ownership requirements are not met within the prescribed period, the Company can retain 100% of any after-tax value for any option exercises or vested RSUs until such guidelines are met. Our nominating and corporate governance committee will monitor compliance with these guidelines by non-employee directors.

See the section titled “Fiscal 2018 Equity Compensation and Recent Fiscal 2019 Equity Compensation Decisions - Other Compensation Policies - Stock Ownership Guidelines” for additional details on our executive ownership guidelines.

PROPOSAL NO. 2
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the “Compensation Discussion and Analysis - Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation or any specific named executive officer, rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The say-on-pay vote is advisory, and therefore is not binding on us, our compensation committee, or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns. We currently conduct advisory votes on our named executive officer compensation on an annual basis, and we expect to conduct our next advisory vote at our 2020 annual meeting of stockholders.
We believe that the information we have provided in the section titled “Compensation Discussion and Analysis - Executive Compensation demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that Forescout’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Forescout’s proxy statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the SEC, including the compensation discussion and analysis, the compensation tables and narrative discussion, and other related disclosure.”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Stockholders have the opportunity to advise the board of directors, on an advisory or non-binding basis, whether we should conduct an advisory non-binding vote to approve named executive officer compensation every one, two, or three years.
While our compensation strategies are related to both short-term and longer-term business outcomes, we realize that compensation decisions are made annually. We also believe that an annual advisory vote on named executive officer compensation will give us more frequent feedback on our compensation disclosures and named executive officer compensation program. The board of directors has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time and recommends that stockholders vote for future advisory votes on named executive officer compensation to occur each year.
The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding on the board of directors; however, the compensation committee and the board of directors will consider the outcome of the stockholder vote, along with other relevant factors, in recommending and determining a voting frequency to our board of directors.
THE BOARD RECOMMENDS A VOTE “FOR” A FREQUENCY OF ONCE EVERY “ONE YEAR”
FOR THE STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2019. Our executive officers are appointed by, and serve at the discretion of, our board of directors. We had no other executive officers serving at the end of our fiscal year ended December 31, 2018.  There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Michael DeCesare	53	Chief Executive Officer, President and Director
Christopher Harms	52	Chief Financial Officer
Pedro Abreu	46	Chief Product and Strategy Officer
Darren J. Milliken	48	Senior Vice President, General Counsel, Corporate Secretary, and Corporate Compliance Officer

Michael DeCesare has served as our President and Chief Executive Officer and as a member of our board of directors since March 2015. Prior to joining Forescout, Mr. DeCesare served in a variety of executive roles at Intel Security, previously McAfee Security, a computer security software company and wholly-owned subsidiary of Intel Corporation, from October 2007 to February 2015, including as President and as Executive Vice President, Worldwide Sales and Operations. Prior to joining Intel Security, Mr. DeCesare served as Senior Vice President of Worldwide Field Operations for Documentum, an enterprise content management company, from January 2001 to September 2007, during which time the company was acquired by EMC, a cloud computing, data storage, IT security, and big data company. Following the acquisition in December 2003, Mr. DeCesare served as Senior Vice President of EMC Software, a division of EMC that included Documentum. Prior to joining Documentum, Mr. DeCesare served as Vice President of Field Sales at Oracle, a cloud application and platform services company, from February 1989 to June 2000. Mr. DeCesare holds a B.A. in Communications from Villanova University.

Christopher Harms has served as our Chief Financial Officer since March 2013. From July 2011 to January 2013, Mr. Harms served as Chief Financial Officer of Socialware, Inc., a social media compliance platform acquired by Proofpoint, Inc. in November 2015. From January 2011 to July 2011, he served as a Program Director, Software Group, Industry Software Solutions Group, Market Strategy & Development at International Business Machines Corporation, a manufacturer of computer hardware, middleware, and software. From August 2009 to January 2011, Mr. Harms served as the Chief Financial Officer of PSS Systems Inc., a provider of information governance software solutions, which was acquired by IBM in October 2010. Mr. Harms holds a B.S. in Accounting and Finance from U.C. Berkeley and an M.B.A. from the Walter A. Haas School of Business at U.C. Berkeley.

Pedro Abreu has served as our Chief Product and Strategy Officer since January 2019 and as the Senior Vice President, Chief Strategy Officer from April 2015 to January 2019. From January 2009 to April 2015, Mr. Abreu served in various roles at Intel Security, including as Senior Vice President of Strategy and Go-To-Market Operations from November 2012 to April 2015, Vice President, Strategic Operations and Planning from October 2011 to November 2012, and Vice President, GTM Strategy and Channel Programs from January 2009 to December 2011. Mr. Abreu holds a C.S. in Computer Science from Instituto Superior Técnico in Portugal and an M.B.A. from the Walter A. Haas School of Business at U.C. Berkeley.

Darren J. Milliken has served as our Senior Vice President, General Counsel, Corporate Secretary, and Corporate Compliance Officer since February 2014. From April 2004 to February 2014, Mr. Milliken served as Senior Vice President, General Counsel, Corporate Secretary, and Corporate Compliance Officer of Accuray Incorporated, a medical device company. Mr. Milliken holds a B.S. in Physics from Washington & Jefferson College and a J.D. from Santa Clara University School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION
Overview
The compensation provided to our named executive officers for fiscal 2018 is set forth in detail in the Summary Compensation Table for Fiscal 2018, 2017, and 2016 below and the other tables that follow this section. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide. In addition, we explain how and why our board of directors and compensation committee arrived at the specific compensation policies and decisions involving our executive officers, including the following executive officers who served as our named executive officers for fiscal 2018:

•	Michael DeCesare, our Chief Executive Officer, President and Director;

•	Christopher Harms, our Chief Financial Officer;

•	Pedro Abreu, our Chief Product and Strategy Officer; and

•	Darren J. Milliken, our Senior Vice President, General Counsel, Corporate Secretary, and Corporate Compliance Officer.

Executive Compensation Philosophy, Objectives, and Design

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and promotes the alignment of the interests of our executives with the long-term interests of our stockholders and the success of our business is key to our compensation program design and decisions. We operate in a highly competitive and rapidly evolving market, and our ability to compete and succeed in this dynamic environment is directly linked to our ability to recruit, incentivize and retain talented and seasoned technology leaders. Our success critically depends on the skill, acumen and motivation of our executives and employees to rapidly execute at the highest level. For this reason, our executive compensation program is guided by a pay for performance philosophy and is designed to attract highly qualified executive officers, motivate them to create long-term value for our stockholders and reward them based on overall company and individual performance and results.
The specific objectives of our executive compensation program are to:

•	reward the successful achievement of our financial growth objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward and retain highly qualified executives who are important to our success; and

•	recognize strong performers by offering performance-based cash bonuses and equity awards that reward individual achievement as well as contributions to our overall success.

Compensation Program Design

Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success. The compensation of our named executive officers has three primary components: annual base salary, annual cash incentive, and long-term equity awards in the form of RSUs. As we continue to mature as a public company and as a result of our compensation committee’s ongoing discussion about the appropriate time in our growth and evolution to implement performance-based equity awards, for the first time in fiscal 2019 we will introduce performance-based equity awards that will be tied to revenue and earnings per share performance targets. Going forward, we may introduce other forms of equity awards, as we deem appropriate, into our executive compensation program to offer our executive officers additional types of long-term equity incentives that further the objective of more closely aligning our executives’ interests with those of our stockholders.

Generally, our annual cash bonus opportunities have been designed to focus on the achievement of specific short-term financial and strategic objectives that will further our longer-term growth objectives. Historically, we used standard industry surveys to assist our board of directors and compensation committee in establishing cash compensation levels for our executive officers with an emphasis on technology companies of similar size, stage of development, and growth potential as our company. Using this information as a guideline, our board of directors and compensation committee have emphasized remaining competitive in our market and differentiating total cash compensation levels through the use of an annual cash bonus plan.
In determining the compensation for our named executive officers for fiscal 2018, we retained Compensia, Inc. (“Compensia”), a national compensation consulting firm that provides executive compensation advisory services. Compensia provided us with competitive data on our equity award strategy, our short-term incentive strategy and compensation data. In addition, we considered the data that Compensia provided to us for determining executive compensation practices for fiscal 2018, including a group of peer companies for purposes of evaluating the competitive market in fiscal 2018.
Our compensation committee will continue to evaluate our compensation philosophy and executive compensation program as circumstances require, and at a minimum, our compensation committee will review executive compensation annually.
Compensation-Setting Process
Role of our Compensation Committee and Board
Pursuant to its charter, the compensation committee is primarily responsible for establishing, approving, and adjusting compensation arrangements for our named executive officers (excluding our Chief Executive Officer) and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of our company. Our board of directors generally approves the compensation arrangements with our Chief Executive Officer.

Compensation decisions for our named executive officers are made by our compensation committee, with the assistance, as determined by our compensation committee, in its discretion, of its independent compensation consultant, our Chief Executive Officer (except with respect to his own compensation) and other members of our management team (except with respect to their own compensation). Currently, our compensation committee is responsible for reviewing, evaluating, and approving the compensation arrangements, plans, policies, and practices for our named executive officers and overseeing and administering our cash-based and equity-based compensation plans.

Near the beginning of each fiscal year including in early fiscal 2018, our compensation committee, after consulting with our management team and Compensia, considers compensation data from our compensation peer group (as discussed in the section titled “--Competitive Positioning” below) as one of several factors that guide its decisions regarding appropriate parameters for target compensation levels. Our compensation committee does not benchmark compensation to a specific percentile of our peer group, nor does it apply a formula or assign relative weights to specific compensation elements. The compensation committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because compensation benchmarking does not take into account the specific performance of the executive officers, the relative size, growth, and performance of our company, or any unique circumstances or strategic considerations of the company.
Our compensation committee generally seeks to provide target total direct compensation (that is, base salary, target cash bonus opportunity, and equity awards) that is competitive and, depending on our company’s performance and other factors including those set forth below, may pay above, at, or below median levels of our compensation peer group. In addition to the foregoing, our compensation committee makes compensation decisions after consideration of many factors, including:

•	our long-term goals and strategies;

•	our past business performance and future expectations;

•	the performance and experience of each executive officer;

•	the scope and strategic impact of the executive officer’s responsibilities;

•	for each executive officer, other than our Chief Executive Officer, the recommendation of our Chief Executive Officer based on an evaluation of his performance; and

•	the competitiveness of our compensation relative to our compensation peer group.
At the beginning of each fiscal year including for fiscal 2018, our compensation committee, after consulting with our management team and Compensia, makes decisions with respect to any base salary adjustment, and establishes the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our named executive officers for the fiscal year. With respect to our cash incentive compensation plan, our compensation committee determines the applicable target levels for each corporate performance objective used for each applicable semiannual performance measurement period.

Our compensation committee periodically reviews our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, competitive, properly coordinated with our compensation philosophy and objectives and achieve their intended purposes. As part of its ongoing review, the compensation committee may make modifications to existing plans and arrangements or adopt new plans or arrangements.

Role of Management
In carrying out its responsibilities, our compensation committee, in its discretion, works with members of our management team including our Chief Executive Officer, our human resources, finance and legal professionals (except with respect to their own compensation). Typically, our management team, in coordination with Compensia, assists our compensation committee in the execution of our compensation committee’s responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

In fiscal 2018, except with respect to his own compensation, our Chief Executive Officer made recommendations to our compensation committee regarding compensation matters, including the compensation of our named executive officers for fiscal 2018. Our Chief Executive Officer also participates in meetings of our compensation committee, except with respect to discussions involving his own compensation in which case he does not attend that portion of the meeting.
While our compensation committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process, and our compensation committee is not obligated to accept any recommendations and proposals.

Role of Compensation Consultant

Our compensation committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In fiscal 2018, our compensation committee engaged Compensia to assist the compensation committee in assessing the then‑current target total direct compensation opportunities of our executive officers, including comparing them against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for fiscal 2018.

Other than the services mentioned above, Compensia did not perform any other services for us or the compensation committee in fiscal 2018. Based on the consideration of the factors specified in the rules of the SEC and the listing standards of NASDAQ, our compensation committee does not believe that its relationship with Compensia and the work that Compensia performs on behalf of our compensation committee has raised any conflict of interest. The compensation committee reviews these factors on an annual basis.

Competitive Positioning

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, the compensation committee, with Compensia’s assistance, refers to industry surveys, including the data reflected in the Radford January 2017 High-Tech Industry Survey (“Radford Survey”), and reviews the allocation between cash and equity compensation reflected in the Radford Survey for companies with generally $170 million to $750 million in annual revenue, as well as an assessment of our performance and compensation practices against a peer group of twenty companies which operate in our industry sector or which have comparable financial and organizational characteristics.

During fiscal 2018 our compensation committee, with Compensia’s help, conducted an analysis of market data on the compensation peer group as approved by our compensation committee and compared and analyzed our executive compensation with that the peer group of companies which were selected based on the factors described above and other criteria as outlined below.

In connection with our annual executive compensation review, with assistance from Compensia and input from management, our compensation committee approved a peer group of publicly-traded technology companies, which met some or all of the following criteria: (i) operates in a high-technology industry; (ii) annual revenue between approximately $170 million and $750 million; (iii) annual revenue growth greater than 15%; (iv) a market capitalization between approximately $525 million and $4 billion; and (v) a market capitalization as a multiple of annual revenue that was greater than two.

The following publicly-traded companies made up our compensation peer group for the compensatory decisions made during fiscal 2018:

• A10 Networks	• Imperva
• Barracuda Networks	• MINDBODY
• Blackline	• New Relic
• Callidus Software	• Proofpoint
• Carbonite	• Q2 Holdings
• Extreme Networks	• Qualys
• FireEye	• Rapid7
• Five9	• SecureWorks
• Gigamon	• SPS Commerce
• Hortonworks	• Varonis Systems
The Compensation Committee believes these peer companies are those with which we most directly compete for executive talent.
Compensia supplements the peer data with compensation data from surveys of similarly sized companies and uses this combination of market data to provide an analysis of compensation for executives holding positions comparable to the positions of our executives from the companies in our compensation peer group. Our compensation committee uses the market data as one reference point in determining the compensation of our executives. While our compensation committee generally considers the 50th to 75th percentile as data points for determining the competitiveness of our executive compensation program, our compensation committee also considers other factors in setting actual compensation. Such factors may include our recent performance against financial targets, overall competitive market for our executives, the alignment between the market-based positions and the actual responsibilities of our executives, each executive’s performance, the incentives provided to our executives to stay with us and drive our continued growth and the value of each executive’s unvested equity holdings.
Because we are holding our first say-on-pay vote in connection with our executive compensation at this Annual Meeting, the compensation committee did not have results of any prior say-on-pay vote in connection with setting compensation in fiscal 2018. While the say-on-pay vote is advisory and not binding on us, our compensation committee will consider the vote from this Annual Meeting in fiscal 2019 as a measure of determining investor sentiment about our executive compensation philosophy, policies, and practices.
Components of Compensation Program and Fiscal 2018 Executive Compensation

Our executive compensation program consists of the following primary components:

•	base salary;

•	cash bonuses;

•	equity compensation; and

•	severance and change in control related payments and benefits.

We also provide our executive officers with comprehensive employee benefit programs such as medical, dental, and vision insurance, a 401(k) plan, life insurance, flexible spending accounts, an employee stock purchase plan, and other plans and programs made available to our eligible employees.

We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to our company’s performance, focuses the efforts of our named executive officers and other executive officers on the achievement of both our short-term and long-term objectives and more closely aligns the interests of our executive officers with those of our stockholders.

Base Salary

Base salary is the primary fixed component of our executive compensation program and it is used to compensate our named executive officers for their services and provide them with predictable income. The salaries typically reflect each named executive officer’s experience, skills, knowledge and responsibilities, although competitive market conditions also play a role in setting salary levels. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our named executive officers are reviewed on an annual basis by our Chief Executive Officer (other than his own salary, which is reviewed and determined by our board of directors) and our compensation committee, based on their experience setting salary levels and in determining compensation for senior executives. Our board of directors and compensation committee, as applicable, have reviewed the base salaries of each named executive officer from time to time and made adjustments as they determined to be reasonable and necessary to reflect the scope of a named executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions.

Fiscal 2018 Base Salaries

In connection with its review of our executive compensation program, in February 2018 our compensation committee approved adjustments to the base salary of certain executive officers to be effective January 1, 2018. Following this review, the compensation committee approved the increases in salaries and adjusted the base salaries for Messrs. DeCesare, Harms, Abreu, and Milliken to reflect the competitive market, each individual’s responsibilities and to recognize each individual’s performance.
The table below sets forth the approved annual base salary increases for each of our named executive officers for fiscal 2018.

Named Executive Officer	Base Salary	Percentage Increase from Fiscal 2017 Base Salary
Michael DeCesare	$475,000	15.8%
Christopher Harms	$410,000	34.8%
Pedro Abreu	$419,000	10.3%
Darren J. Milliken	$330,000	9%

Annual Cash Bonuses
Our annual cash bonuses are the variable, at-risk component of each of our named executive officer’s compensation. We use cash bonuses to motivate our named executive officers to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. This ties into one of our key objectives of our compensation philosophy which is to tie a significant portion of each named executive officer’s compensation to company performance. To help accomplish this objective, we provide annual performance-based cash bonus opportunities for our named executive officers, which are earned based on our achievement against corporate performance objectives established at the beginning of the fiscal year.
At the beginning of fiscal 2018, our board of directors approved our fiscal 2018 operating plan, which included performance objectives that the compensation committee (and with respect to named executive officers other than himself, that Mr. DeCesare recommended to the compensation committee) used to design our named executive officers’ cash bonus opportunity. In early fiscal 2018, our compensation committee adopted a bonus plan which identified the plan participants and established the target cash bonus opportunity for each participant, the performance measures to be tracked during the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. For purposes of our 2018 Company Bonus Plan, our compensation committee considered a number of factors in selecting the performance objectives applicable to our named executive officers’ annual cash bonus opportunities and determined that, as in prior years, revenue-related objectives continued to be of critical importance and aligned to our growth strategy.

Fiscal 2018 Target Annual Cash Bonus Opportunities
The target annual cash bonus opportunities for our named executive officers were expressed as a percentage of their respective base salaries. At the beginning of fiscal 2018, the compensation committee decided to maintain the percentages for all named executive officers’ target bonus opportunities; however, due to the base salary increases described above, the dollar amount of the target bonus opportunities increased for each of our named executive officers. The table below shows the target annual cash bonus opportunity for each named executive officer as a percentage of their respective base salary and as a corresponding dollar amount:

Named Executive Officer	Fiscal 2018 Annual Base Salary ($)	Target Cash Bonus Opportunity (as % of base salary) (%)	Target Annual Cash Bonus Opportunity ($)
Michael DeCesare	475,000	100	475,000
Christopher Harms	410,000	55	225,500
Pedro Abreu	419,000	55	230,450
Darren J. Milliken	330,000	45	148,500
The actual fiscal 2018 cash bonus payments made to our named executive officers as compared to the target annual cash bonus opportunities for each such named executive officer is set forth below under the heading “-- Fiscal 2018 Company Bonus Plan Payouts”.

Fiscal 2018 Company Bonus Plan

In early 2018, our compensation committee adopted and approved the 2018 Company Bonus Plan for fiscal 2018, which was based on certain corporate and individual performance targets that were established for each of the first and second half of 2018. The 2018 Company Bonus Plan provides for incentive payments to all employees, including our named executive officers, payable semiannually based on the achievement of company performance goals and individual performance goals established by our board of directors and compensation committee for fiscal 2018. The semiannual payments were made upon completion of the first half of 2018 and were based on the first half 2018 company and individual performance goals and the final bonus payment was made at the end of the second half of 2018 and was based on the achievement of company and individual performance goals for such second half of 2018 (and the full 2018 year for determining any true-up for the progress payments).

Bonus payments for the first half of 2018 were capped at 100% of the participant’s target bonus opportunity. If the participant exceeded his or her performance goals for the first semiannual performance period, he or she was not entitled to receive more than 100% of his or her bonus target for the first semiannual performance period. Rather, if such participant exceeded his or her performance goals for the first semiannual performance period, such portion greater than 100% was taken into account in determining whether the participant’s performance goals were met in the second semiannual performance period.

The bonus pool was eligible to be funded for the applicable performance period if the Company achieved a minimum of 85% for each of revenue, total expense, and balanced scorecard related company performance goals. Achievement of all three corporate goals at 100% will fund the bonus pool at the target level.  The 2018 Company Bonus Plan required continued employment through the applicable performance period in order to receive a bonus. The aggregate amount of bonus payments made to each of our named executive officers in fiscal 2018 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2018, 2017, and 2016 below.

Each of our named executive officers participated in and received performance-based bonuses pursuant to the terms of our 2018 Company Bonus Plan. For the first half-portion of fiscal 2018, bonus amounts were capped at (i) 85% of the target bonus opportunity for the named executive officers including our Chief Executive Officer and (ii) 100% of the target bonus opportunity for all other participants. Payouts to our named executive officers under the 2018 Company Bonus Plan are subject to a maximum payment of 200% of their respective target bonus opportunity.

The performance measures and their relative weightings, target levels and actual performance attained for fiscal 2018, were as follows:

Weight	1H 2018	2H 2018	2018 Annual
Target	Actual	Achieved	Target	Actual	Achieved	Target	Actual	Achieved
Revenue ($M)(1)	75%	$126	$127.3	101.02%	$171	$161.1	98.3%	$297	$295.4	99.5%
Total Expense ($M)*(2)	20%	$157	$141.8	105.53%	$165.7	$155.7	106.0%	$315.9	$297.6	105.8%
Sat Scores(3):	NPS	5%	=>65	75	103.41%	=>65	76	117.4%	=>65	77	118.9%
Product Satisfaction	=>88%	91%	115.38%	=>88%	92%	104.9%	=>88%	92%	104.6%
Weighted Achievement	102.34%	100.5%	101.3%

(1)	Revenue refers to our GAAP-based annual revenue for fiscal 2018.

(2)
Total expense refers to our non-GAAP expense which includes operating expenses but excludes stock-based compensation expenses, acquisition-related expenses, and amortization of acquired intangible assets.

(3)
Satisfaction Scores include net promotor score (“NPS”) and product satisfaction. NPS scores are measured based on responses we receive from our customer surveys regarding customer experience and are calculated by subtracting the percentage of detractors from the percentage of promotors. Product satisfaction is calculated from responses from customer surveys regarding service requests completed by our customer support and the score is reflected as a percentage of the average of all responses received.

To fund the bonus pool for the applicable performance period, we had to achieve specified company goals at the minimum percentages set forth in the table above. Achievement of all three corporate goals for 2018 at 100% would fund the bonus pool at the target level. In addition to the corporate goals, each of Messrs. DeCesare, Harms, Abreu, and Milliken had their own individual performance goals. The individual performance goals for our named executive officers under the 2018 Company Bonus Plan were:

•
Mr. DeCesare’s individual performance goals included relaunching our brand, employee recruitment and retention, sales pipeline, execution of product roadmap and focus on increasing process efficiency in order to scale our business.

•	Mr. Harms’ individual performance goals included continued SOX compliance, focus on revenue, facilities management and supply chain management.

•	Mr. Abreu’s individual performance goals included alliance partnerships, roll out of new programs and process efficiency to enable scalability of our business.

•	Mr. Milliken’s individual performance goals included compliance with public company requirements, improving process scale and efficiency and optimizing internal systems and processes.

For the first half of 2018, we achieved 102.34% of the company performance goals and each of Messrs. DeCesare, Harms, Abreu, and Milliken achieved all of their respective individual performance goals. For the second half of 2018, we achieved 100.5% of the company performance goals, resulting in overall 2018 achievement of 101.3% of the company performance goals each of our named executive officers achieved all of their respective individual performance goals.

Our board of directors and the compensation committee, as applicable, assessed corporate performance with respect to each of the three performance measures and determined whether threshold performance had been achieved for each measure. In addition, our board of directors with respect to Mr. DeCesare and our compensation committee with respect to Messrs. Abreu, Harms, and Milliken, assessed the personal performance goals. In determining a named executive officer’s bonus payment, the compensation committee has discretion to reduce or increase the actual bonus payment. In exercising its discretion over the funding of the 2018 Company Bonus Plan for the first half of fiscal 2018, the compensation committee decided to fund the bonus pool at 85% for the first half of fiscal 2018 for our named executive officers, including our Chief Executive Officer, with the ability to true up such bonus pool funding to the full 100% at the end of fiscal 2018 if both corporate and personal performance metrics continued to be met. The second half of fiscal 2018, the bonus pool was funded at 100% for all of our named executive officers, including our Chief Executive Officer and based on the corporate goals’ achievement for the entire fiscal 2018, our compensation committee approved a true-up from 85% to 100% of the bonus payment for the first half of fiscal 2018 for all of our named executive officers including our Chief Executive Officer. The true up payment for the first half of 2018 was paid to our named executive officers, including our Chief Executive Officer, together with the second half of 2019 bonus payment.

The target annual cash incentive award opportunities and actual payouts made to our named executive officers for fiscal 2018 performance were as follows:
Fiscal 2018 Company Bonus Plan Payouts

NEO	1H Goal Achievement Funded at 85%			2H Goal Achievement Funded at 100% +15% True-Up from 1H			2018 Annual Achievement & Payout
	1H Bonus Opportunity	1H Personal Achievement	1H Payout	2H Bonus Opportunity	2H Personal Achievement	2H Payout	Target Annual Bonus Opportunity	Annual Personal Achievement	2018 Annual Bonus Earned
Mike DeCesare	$201,875	100%	$171,594	$273,125	100%	$303,406	$475,000	100%	$475,000
Christopher Harms	$95,625	100%	$81,281	$129,375	115%	$163,125	$225,000	108%	$241,875
Pedro Abreu	$98,175	100%	$83,449	$132,825	115%	$167,475	$231,000	108%	$248,325
Darren J. Milliken	$63,113	100%	$53,646	$85,388	100%	$94,855	$148,500	100%	$148,500

The 2018 Company Bonus Plan required continued employment through the bonus payment date in order to receive a bonus for the applicable performance period. The aggregate amount of bonus payments made to our named executive officers for 2018 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2018, 2017, and 2016 below.

Fiscal 2018 Equity Compensation and Recent Fiscal 2019 Equity Compensation Decisions

We believe that equity awards promote stronger alignment between the interests of our named executive officers and the interests of our stockholders. Our corporate culture encourages a long-term focus by our named executive officers, as well as other employees. Consistent with our culture, our executive compensation program includes the grant of equity awards in the form of time-based RSU awards, the value of which depends on our stock performance. The compensation committee and, in the case of our Chief Executive Officer, the independent members of our board of directors, grants equity awards to our executive officers, including our named executive officers, typically in the first quarter of each fiscal year, as a reward for past corporate and individual performance, as an incentive for future performance and as a retention tool.

In February 2018, our named executive officers were granted time-based RSU awards, and beginning with fiscal 2019, our compensation committee will introduce performance-based stock units (“PSUs”), with each named executive officer eligible to receive a mix of equity grants that consists of 50% RSUs and 50% PSUs. We believe that RSUs offer predictable value delivery to our executive officers, including our named executive officers, while promoting alignment of their interests with the long-term interests of our stockholders in a manner consistent with competitive market practices. We also believe that the grant of PSUs starting in fiscal 2019 will directly link a significant portion of our named executive officers’ target total direct compensation to our company’s financial performance based on the achievement of one or more pre-established financial performance metrics.

The RSUs, when granted, are expected to have a four-year vesting period, vesting at a rate of 25% per year, so long as the RSU recipient remains in continuous services to us.

This fiscal 2019, we expect to grant, subject to review by our outside counsel and financial advisers, our first PSUs to our named executive officers in the month of May. Going forward, grants of PSUs to our named executive officers will be made in the month of February along with other equity compensation decisions. When granted, the PSUs will:

•	have a one-year performance period;

•	be granted under the Company’s 2017 Equity Incentive Plan; and

•	have a four-year vesting period, with the exception of a shorter vesting period this fiscal 2019 year.

For the first grant of any PSUs expected in the month of May 2019, 25% of such PSUs will vest in the month of February 2020, provided performance metrics are met, with the remaining PSUs vesting at a rate of 25% per year over a period of 3 years thereafter, in each case, so long as the PSU recipient remains in continuous service to our Company.

We believe that together, the mix of RSUs and PSUs serve as an important tool to motivate and retain our highly sought-after executive officers since the value of the awards is delivered to our executive officers over a four-year period subject to their continued service. Going forward, we may introduce other forms of equity awards to our named executive officers to continue to encourage a stronger alignment of their interests with the interests of our stockholders.

The equity awards granted to our named executive officers during fiscal 2018 are set forth in the sections titled “--Summary Compensation Table for Fiscal 2018, 2017, and 2016” and “--Grants of Plan-Based Awards Table for Fiscal 2018” below.

Employee Benefits

We provide employee benefits to all eligible employees in the United States, including our named executive officers, which the compensation committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, health savings account, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs. All benefits are provided generally on the same terms and conditions to all of our full-time, salaried employees. In addition, in circumstances where we are recruiting a candidate who would have to move to accept our job offer, we may agree to reimburse certain of such employee's relocation expenses.

We generally do not provide perquisites or other personal benefits to our executives, including our named executive officers, except for those who are employed internationally in accordance with local customs and regulations and except for certain limited perquisites that the compensation committee may approve from time to time based on specific circumstances as appropriate To the extent that any named executive officer was granted a perquisite or other personal benefit that is subject to disclosure, such perquisite or other personal benefit has been reported in the Summary Compensation Table for Fiscal 2018, 2017, and 2016 below, if any.

Employment Agreements

Each of our named executive officers is a party to an employment arrangement with us setting forth the material terms of their employment. Generally, each named executive officer's employment agreement has an approximate three-year term (with automatic successive one-year term renewal unless we or the executive officer provides timely notice of non-renewal) and specifies the payments and benefits that each named executive officer will receive upon a potential termination of their respective employment under certain circumstances, including in connection with a change in control. In addition, these agreements protect our interests in the event of a termination of employment by stipulating the rights and responsibilities of the parties and prohibiting the individual from engaging in certain specific activities that may be harmful to us, including disclosing our confidential information, soliciting our employees, and engaging in certain competitive business activities.

For a summary of the material terms and conditions of these employment arrangements, see the section titled “--Named Executive Officer Employment Arrangements and Potential Payments Upon Termination or Change in Control” below.

Post-Employment Compensation

The employment agreements with each of our named executive officers provide protections in the event of their involuntary termination of employment following a change in control of our company. We believe that these protections serve our executive retention objectives by helping our executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a transaction that could involve a change in control of our company. The terms of these post-employment agreements were determined after our board of directors and compensation committee reviewed our retention goals for each named executive officer and an analysis of relevant market data.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see the sections titled “--Executive Employment Agreements” and “--Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies
Stock Ownership Guidelines
Our board of directors believes that our directors and executive officers should hold a meaningful financial stake in our company in order to more closely align their interests with those of our stockholders. Therefore, our board of directors has adopted stock ownership guidelines. Under these guidelines, our Chief Executive Officer and our executive officers who report directly to the Chief Executive Officer are required to achieve these ownership levels within five years of the later of (i) February 2020, the date our stock ownership guidelines will take effect, or (ii) such executive officer’s hire date or promotion to a position with a higher ownership requirement, as applicable, at the following levels:

•	our Chief Executive Officer must own the lesser of (i) the value of our company’s common stock equal to three times his annual base salary or (ii) 100,000 shares; and

•	each executive officer must own the lesser of (i) the value of our company’s common stock equal to his or her annual base salary or (ii) 30,000 shares.
For purposes of meeting stock ownership thresholds, the following types of shares count towards meeting such guidelines: (i) all shares owned outright (including any shares purchased through our Employee Stock Purchase Plan or 401(k) plan); (ii) shares issued pursuant to vested RSUs and held; and (iii) any in-the-money value of vested and unexercised stock options. If the minimum stock ownership requirements are not met within the prescribed period, the Company can retain 100% of any after-tax value for any option exercises or vested RSUs until such guidelines are met. Our nominating and corporate governance committee will monitor compliance with these guidelines by our executive officers, including our named executive officers.
See the section titled “Board of Directors and Corporate Governance–Compensation of Non-Employee Directors–Director Stock Ownership Guidelines” for information about the guidelines applicable to our non-employee directors.

Stock Trading Practices; Hedging and Pledging Policy

We maintain an Insider Trading Policy that, among other things, prohibits our named executive officers, directors and employees from trading during quarterly and special blackout periods. We also prohibit short sales, hedging, and similar transactions designed to decrease the risks associated with holding the Company’s securities, as well as pledging the Company’s securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our Insider Trading Policy requires that all directors and all officers who report directly to the Chief Executive Officer, including our named executive officers, pre-clear with our legal department any proposed open market transactions.

Further, we have adopted Rule 10b5-1 Trading Plan Guidelines that permit our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans (“10b5-1 plans”). Under our 10b5-1 Trading Plan Guidelines, 10b5-1 plans may only be adopted or modified during an open trading window under our Insider Trading Policy and only when such individual does not otherwise possess material nonpublic information about the Company. The first trade under a 10b5-1 plan may not occur until after the later of (i) the termination of the next quarterly blackout period following adoption of the 10b5-1 plan and (ii) 90 calendar days after adoption of the applicable 10b5-1 plan. The first trade under a modified 10b5-1 plan may not occur until after the later of (i) the termination of the next quarterly blackout period following modification of the 10b5-1 plan and (ii) 45 calendar days following modification of the applicable 10b5-1 plan.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and certain other highly compensated employees in any taxable year. For tax years beginning before January 1, 2018, remuneration in excess of $1 million to covered employees may only be deducted by the company if it is “performance-based compensation” within the meaning of the Code.
The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for tax years beginning after December 31, 2017, such that the compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017, that have not been subsequently materially modified.
While our compensation committee is mindful of the benefit of being able to fully deduct the compensation paid to our named executive officers, our compensation committee believes that we should retain the flexibility to provide compensation to our named executive officers that is not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. Our compensation committee intends to continue to compensate our named executive officers in a manner consistent with the best interest of our company and our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant equity interests and certain other service providers to us may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed and are not otherwise obligated to provide any of our named executive officers with any “gross-up” or other reimbursement payment for any tax liability that the named executive officer might owe as a result of the application of Sections 280G or 4999 in the event of our change in control.

Accounting for Share-Based Compensation

We follow Accounting Standards Codification, Compensation—Stock Compensation (Topic 718), (“ASC Topic 718”) for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Named Executive Officer Employment Arrangements and Potential Payments Upon Termination or Change in Control

Chief Executive Officer

Prior to our initial public offering, in May 2016 we entered into an amended and restated employment agreement with Michael DeCesare, our Chief Executive Officer and President, which was further amended in September 2017. The agreement provides an initial term through December 31, 2020, with automatic renewal of successive, one-year terms thereafter unless either party provides notice of non-renewal at least 60 days prior to the renewal date, provided that any non-renewal by us will not be permitted after a definitive agreement to enter into a change in control, as defined in the agreement, has been executed (until the change in control occurs or the transaction is abandoned).

If Mr. DeCesare’s employment is terminated by us without cause or by him for good reason, as such terms are defined in his employment agreement, then provided he signs and does not revoke a separation agreement with us, he will receive a lump sum cash payment equal to 100% of his then-base salary plus target bonus opportunity, 12 months of premiums he otherwise would be required to pay for continued post-employment, group health coverage, and vesting acceleration of his equity awards to the extent they would have vested through the one-year anniversary of the termination of his employment, with any performance-based criteria deemed met at target levels. The separation agreement would include, among other terms, a mutual release of claims and mutual non-disparagement obligations, as well as obligations by Mr. DeCesare relating to non-solicitation for 12 months post-employment, post-employment confidentiality, and certain post‑employment cooperation efforts with respect to certain investigations, audits and other actions or proceedings relating to the period during which he was employed by us.

In the event of our change in control, the vesting of Mr. DeCesare’s equity awards will accelerate to the extent they would have vested through the one-year anniversary of our change in control, with any performance-based criteria deemed met at target levels. In addition, if any of Mr. DeCesare's equity awards are not assumed or substituted in connection with our change in control, such equity awards will fully vest immediately prior to the change in control. Further, if Mr. DeCesare’s employment is terminated by us without cause or by him for good reason during the period beginning three months before the first event that leads to our change in control through 18 months after our change in control, then provided Mr. DeCesare signs and does not revoke the separation agreement described above, he will receive (i) a lump sum cash payment equal to 100% of the greater of his then-current base salary and the base salary in effect immediately before the change in control, (ii) a lump sum cash payment equal to 100% of his target incentive opportunity, (iii) a lump sum cash payment equal to 12 months of premiums he otherwise would be required to pay for continued post-employment, group health coverage, and (iv) 100% accelerated vesting of his then-unvested equity awards with any performance-based criteria being deemed met at target levels.

In the event of Mr. DeCesare’s death or disability that occurs in connection with his performance of his required duties as our employee, then provided he or his legal custodian or executor of his estate, as applicable, signs and does not revoke the separation agreement described above, 100% of his then-unvested equity awards shall immediately vest, including any equity awards that were subject to performance-based criteria that shall be deemed achieved at target.

For purposes of the employment agreement between us and Mr. DeCesare, the following terms will have the following meanings:

The term “cause” generally means (i) an act of dishonesty by the employee in connection with his responsibilities as an employee; (ii) his being convicted of, or plea of no contest to, a felony or any crime involving fraud or embezzlement; (iii) his gross misconduct in connection with the performance of his duties; (iv) his willful breach of any obligations under any written agreement or covenant with us; (v) his failure to cooperate in good faith with a governmental or internal investigation of us or our directors, officers, or employees, if we requested his cooperation; or (vi) his continued failure to perform his employment duties after he has received a written demand from us, provided that in the case of (v) and (vi), he will have a 30-day period to cure the act or omission to the extent capable of cure.

The term “change in control” generally means any of the following: (i) any person (including certain affiliates and associates of the person), other than us and certain persons affiliated with us, become the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our securities having the right to vote in an election of our board of directors; or (ii) our consolidation or merger in which our stockholders immediately before the consolidation or merger would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, in aggregate more than 50% of voting shares of us or our ultimate parent corporation (if any) issuing cash or securities in the consolidation or merger, or (iii) any sale or other transfer of all or substantially all of our assets; but excluding for purposes of clause (i) above, (x) due to acquisitions directly from us or (y) our acquisition of our securities that proportionately increases the shares owned by a person to 50% or more of the combined voting power of our securities having the right to vote in an election of our board of directors provided that acquisitions thereafter by such person that results in the person owning 50% or more or such securities will result in our change in control.

The term “good reason” generally means the occurrence of any of the following events: (i) a material reduction of his base salary; (ii) a material reduction of his target bonus; (iii) a material reduction in his duties, authority, reporting relationship, or responsibilities; (iv) a requirement that the employee relocate more than 50 miles from his then-current office location; (v) a material violation by us of a material term of any employment, severance, or change in control agreement between him and us; or (vi) a failure by any successor entity to us to assume the employment agreement. However, good reason will not be deemed satisfied unless the employee gives us written notice of the condition within 90 days after the condition comes into existence and we fail to remedy the condition within 30 days after receiving notice.

Other Named Executive Officers

Prior to our initial public offering, effective January 1, 2017, we entered into an employment agreement with each of Messrs. Harms, Abreu and Milliken. The agreements for Messrs. Harms, Abreu and Milliken each provide for an initial term through December 31, 2019 with automatic renewal of successive, one-year terms thereafter unless either party provides notice of non-renewal at least 30 days prior to the renewal date, provided that in the event of our change in control, as defined in the agreement, the agreement will be extended automatically through the date that is 12 months following the change in control. In the event that a definitive agreement for a transaction that, if consummated, would result in a change in control, is entered into by us, any nonrenewal notice by us will not be permitted (until the change in control occurs or the definitive agreement is terminated).

If the named executive officer’s employment is terminated by us without cause or by him for good reason, as such terms are defined in the employment agreement, then provided he signs and does not revoke a separation agreement (which includes a release of claims in our favor, a non-solicitation obligation for 12 months post-employment, and post-employment non-disparagement and confidentiality obligations, on the part of the named executive officer), he or she will receive a lump sum cash payment equal to the sum of 100% of his or her then-current base salary and 12 months of premiums he otherwise would be required to pay for continued post-employment, group health coverage. If such termination occurs during the period beginning three months before our change in control through 12 months after our change in control, then the named executive officer will receive (i) a lump sum cash payment equal to 100% of the greater of his or her then current base salary and the base salary in effect immediately before the change in control, (ii) a lump sum cash payment equal to 12 months of premiums he otherwise would be required to pay for continued post-employment, group health coverage, (iii) a lump sum cash amount equal to 100% of his or her target incentive opportunity, and (iv) 100% accelerated vesting of his or her then-unvested equity awards with any performance-based criteria being deemed met at target levels. In addition, if any equity awards are not assumed or substituted in connection with our change in control, such equity awards will fully vest immediately prior to the change in control.

For purposes of the employment agreement between us and each of Messrs. Harms, Abreu, and Milliken, the following terms generally have the following meanings:

The term “cause” generally means (i) a material act of dishonesty by the named executive officer in connection with his responsibilities as an employee; (ii) his or her being convicted of, or plea of no contest to, a felony or any crime involving fraud or embezzlement; (iii) his or her gross misconduct in connection with the performance of his or her duties; (iv) his or her willful breach of any material obligations under any written agreement or covenant with us; (v) his or her failure to cooperate in good faith with a governmental or internal investigation of us or our directors, officers, or employees, if we requested his or her cooperation; or (vi) his or her continued failure to perform his or her employment duties after he has received a written demand from us, provided that in the case of (v) and (vi), he will have a 30-day period to cure the act or omission to the extent capable of cure.

The term “change in control” generally means any of the following: (i) a change in our ownership as a result of any one person, or more than one person acting as a group, or person, acquiring ownership of our stock that, with the stock held by such person, is more than 50% of the total voting power of our stock; but excluding any acquisition of additional stock by any one person, who is already considered to own more than 50% of the total voting power and any transaction in which our stockholders immediately before the change in ownership retain immediately thereafter, in substantially the same proportions as their ownership of our voting stock immediately before the change in ownership, direct or indirect beneficial ownership of at least 50% of the total voting power of our stock; or (ii) a change in our effective control resulting in a majority of members of our board of directors being replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before the appointment or election, excluding the acquisition of additional control of us by any person already in effective control of us; or (iii) a change in the ownership of a substantial portion of our assets occurring as a result of any person acquiring (or having acquired during the last 12-months) our assets that have a total gross fair market value of at least 50% of the total gross fair market value of all of our assets immediately before such acquisition(s); but excluding (i) a transfer to an entity controlled by our stockholders immediately after the transfer, or (ii) a transfer of our assets to: (A) a stockholder of us in exchange for our stock, (B) an entity of which we own 50% or more of the total value or voting power, (C) a person, that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock, or (D) an entity that is owned by any person described in (A) or (C) above, as to at least 50% of its total value or voting power. Further, the transaction must qualify as a change in control within the meaning of Code Section 409A and will not be treated as a change in control if its primary purpose is to (1) change the state of our incorporation, or (2) create a holding company owned in substantially the same proportions by the persons who held our securities immediately before such transaction.

The term “good reason” generally means the occurrence of any of the following events, without the named executive officer’s written consent: (i) a material reduction of his or her base salary; (ii) a material reduction of his or her target cash incentive opportunity; (iii) a material reduction in his or her duties, authority, reporting relationship, or responsibilities; (iv) a requirement that the named executive officer relocate more than 50 miles from his or her then-current office location; (v) a material violation by us of a material term of any employment, severance or change in control agreement between him and us; or (vi) a failure by any successor entity to us to assume the employment agreement. However, good reason will not be deemed satisfied unless the named executive officer gives us written notice of the condition within 90 days after the condition comes into existence, we fail to remedy the condition within 30 days after receiving notice, and he or she terminates his or her employment with us within 90 days following the expiration of our remedy period.

2017 Equity Incentive Plan

Our 2017 Equity Incentive Plan (the “2017 Plan”) provides that in the event of a merger or change in control, as defined under our 2017 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation does not continue any outstanding award (or some portion of any award) in accordance with the terms of our 2017 Plan, then such award will fully vest (but in no event as to more than 100% of the grant), all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. With respect to awards granted to a non-employee director, the participant will fully vest in and have the right to exercise any outstanding options and stock appreciation rights, all restrictions on other outstanding awards will lapse, and with respect to any awards with performance-based vesting, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels.

2000 Stock Option and Incentive Plan, as amended

Our 2000 Stock Option and Incentive Plan, as amended (the “2000 Plan”) provides that if we are party to a merger or consolidation, such agreement may provide for (i) the continuation of such outstanding option by the surviving company; (ii) the assumption of the 2000 Plan and such outstanding option by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding options; (iv) the full exercisability of such outstanding options and full vesting of the shares subject to such options, followed by cancellation of such options; (v) the settlement of the full value of such outstanding options (whether or not then exercisable) in cash or cash equivalents, followed by the cancellation of such options; or (vi) any other action permitted by applicable law.

2017 Employee Stock Purchase Plan

Our 2017 Employee Stock Purchase Plan (the “ESPP”) provides that in the event of our merger or change in control, as defined under the ESPP, a successor corporation may assume or substitute for each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Compensation Risk Assessment

Our compensation committee assesses and considers potential risks when reviewing and approving our compensation programs, policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. We believe that any risks arising from our compensation programs do not create disproportionate incentives for our employees to take risks that could have a material adverse effect on us in the future.

COMPENSATION COMMITTEE REPORT

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this Proxy Statement and is not repeated here.

In this context, the compensation committee hereby reports as follows:

1.	The compensation committee has reviewed and discussed the executive compensation information contained in this Proxy Statement with management.

2.
Based on the review and discussions referred to in paragraph (1) above, the compensation committee recommended to our board of directors that the executive compensation information be included in this Proxy Statement.

Respectfully submitted by the members of the compensation committee of the board of directors,

Enrique Salem (Chair)
Theresia Gouw
Rami Kalish

COMPENSATION TABLES
Summary Compensation Table for Fiscal 2018, 2017, and 2016
The following table summarizes the compensation that we paid to or was earned by each of our named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael DeCesare, President and Chief Executive Officer	2018	475,000	5,804,241	-	475,000	20,842(2)	6,775,083
	2017	410,000	2,431,334	-	446,080	12,808	3,304,764
	2016	350,000	1,390,125	671,212	356,600	4,542	2,772,479

Christopher Harms, Chief Financial Officer	2018	410,000	2,224,941	-	241,875	13,996(3)	2,890,812
	2017	304,000	1,620,902	-	201,960	11,628	2,138,490
	2016	272,857	341,240	-	97,301	-	713,261

Pedro Abreu, Chief Product and Strategy Officer	2018	419,000	1,934,747	-	248,325	102	2,602,174
	2017	380,000	810,451	-	201,960	-	1,392,411
	2016	320,000	346,185	-	120,770	-	788,845

Darren J. Milliken, SVP, General Counsel, Corporate Secretary and Corporate Compliance Officer	2018	330,000	677,120	-	148,500	10,956(4)	1,166,576
	2017	298,810	405,204	-	136,000	11,628(4)	851,642
	2016	272,857	343,178	-	97,301	-	616,035

(1)
The amounts in this column represent the aggregate grant date fair value of the award as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our consolidated financial statements included in our Annual Report filed on Form 10-K for fiscal year ended December 31, 2018.

(2)	Consists of (i) cost of health benefits for Mr. DeCesare’s fiancé of $6,846 and (ii) travel and related expenses for Mr. DeCesare’s fiancé of $13,996.

(3)	Consists of travel and related expenses for Mr. Harms’ spouse.

(4)	Consists of travel and related expenses for Mr. Milliken’s partner.

Grants of Plan-Based Awards for Fiscal 2018
The following table presents, for each of our named executive officers, information concerning each grant of a cash or equity plan-based award made during fiscal 2018. This information supplements the information about these awards set forth in the Summary Compensation Table for Fiscal 2018, 2017, and 2016.

								All Other Stock Awards: Number of Shares or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael DeCesare	2/15/2018	403,750	475,000	950,000	-	-	-	193,992	5,804,242
Christopher Harms	2/15/2018	191,250	225,000	450,000	-	-	-	74,363	2,224,943
Pedro Abreu	2/15/2018	196,350	231,000	462,000	-	-	-	64,664	1,934,744
Darren J. Milliken	2/15/2018	126,225	148,500	297,000	-	-	-	22,631	677,120

(1)
Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive compensation opportunities under each named executive officer’s individual compensation arrangement. Payments under these plans are subject to a threshold limitation based on achieving at least 85% of the target corporate performance objective. Target payment amounts assume achievement of 100% of the target corporate performance objective. Payments to Messrs. DeCesare, Harms, Abreu, and Milliken under these plans are subject to a maximum payment of 200%. The actual amounts paid to our named executive officers are set forth in the “Summary Compensation Table for Fiscal 2018, 2017, and 2016” above, and the calculation of the actual amounts paid is discussed more fully in “--Compensation Discussion and Analysis--Components of Compensation Program and Fiscal 2018 Executive Compensation—Annual Cash Bonuses” above.

(2)
We did not grant any PSUs in fiscal 2018 and we will grant PSUs in fiscal 2019 in connection with the implementation of our PSU grant program described in the section titled “—Fiscal 2018 Equity Compensation and Recent Fiscal 2019 Equity Compensation Decisions”.

(3)
The amounts reported in this column reflect the aggregate grant date fair value of the RSUs granted to our named executive officers in fiscal 2018 as computed in accordance with ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by our named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table presents certain information concerning equity awards held by our named executive officers, as of December 31, 2018.

Name(1)	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael DeCesare	3/10/2015	501,061	47,404(3)	7.98	3/10/2025	—	—
	5/18/2016	56,718	25,781(4)	16.08	5/18/2026	—	—
	3/10/2015	—	—	—	—	53,225(5)	1,383,318
	5/18/2016	—	—	—	—	41,250(6)	1,072,088
	5/15/2017	—	—	—	—	97,149(7)	2,524,903
	2/15/2018	—	—	—	—	161,660(8)	4,201,543
	2/15/2018	—	—	—	—	32,332(9)	840,309
Pedro Abreu	6/05/2015	124,467	19,656(10)	8.52	6/05/2025	—	—
	9/29/2015	42,431	12,319(11)	9.88	9/29/2025	—	—
	10/10/2016	—	—	—	—	8,750(12)	227,413
	5/15/2017	—	—	—	—	32,383(7)	841,634
	2/15/2018	—	—	—	—	32,332(8)	840,309
	2/15/2018	—	—	—	—	32,332(9)	840,309
Christopher Harms	3/27/2013	1,482	—	2.18	3/27/2023	—	—
	9/18/2014	20,795	—	7.04	9/18/2024	—	—
	7/31/2015	60,056	131,259(13)	9.88	7/31/2025	—	—
	10/10/2016	—	—	—	—	8,624(12)	224,138
	5/15/2017	—	—	—	—	64,767(7)	1,683,294
	2/15/2018	—	—	—	—	64,664(8)	1,680,617
	2/15/2018	—	—	—	—	9,699(9)	252,077
Darren J. Milliken	2/4/2014	64,636	—	8.44	2/4/2024	—	—
	7/31/2015	53,625	11,375(13)	9.88	7/31/25	—	—
	10/10/2016	—	—	—	—	8,624(12)	224,138
	5/15/2017	—	—	—	—	16,191(7)	420,804
	2/15/2018	—	—	—	—	22,147(8)	575,601
	2/15/2018	—	—	—	—	3,233(9)	84,026

(1)	Each of the outstanding equity awards held by our named executive officers, as listed above was granted pursuant to the 2000 Plan or 2017 Plan.

(2)	Calculated by multiplying the number of unvested RSUs by the closing price of $25.99 of our common stock on December 31, 2018, the last trading day of our fiscal 2018 as reported by NASDAQ.

(3)
One-fourth of the shares subject to the stock option award vested on March 1, 2016, and the balance vests in 36 successive, equal, monthly installments thereafter, subject to continued service through each applicable vesting date.

(4)
One-forty-eighth of the shares subject to the stock option award vests in 48 successive, equal, monthly installments (with the first installment having vested on April 1, 2016), subject to continued service through each applicable vesting date.

(5)
One-fourth of the RSUs vested on March 1, 2016, and the remainder vest at a rate of 6.25% approximately every three months thereafter over three years until fully vested, subject to continued service through the applicable vesting date.

(6)
One-fourth of the shares subject to the award vested on April 25, 2018, and the balance vests in three successive, equal, annual installments thereafter beginning May 15, 2018, subject to continued service through each applicable vesting date.

(7)	The RSUs vest in one-fourth increments annually over a four-year period from the grant date, subject to continued service through the applicable vesting date.

(8)	The RSUs vest in one-fourth increments annually over a four-year period from the grant date, subject to continued service through the applicable vesting date.

(9)	The RSUs vest in one-half increments annually over a two-year period from the grant date, subject to continued service through the applicable vesting date.

(10)
One-fourth of the shares subject to the stock option award vested on April 29, 2016, and the balance vests in 36 successive, equal, monthly installments thereafter, subject to continued service through each applicable vesting date.

(11)
40% of the shares subject to the stock option award vest in equal, monthly installments over a two-year period, then the remaining 60% vest in equal, monthly installments thereafter over the next two-year period, subject to continued service through each applicable vesting date.

(12)
One-fourth of the shares subject to the award vested on April 25, 2018, and the balance vests in three successive, equal, annual installments thereafter beginning August 15, 2018, subject to continued service through each applicable vesting date.

(13)
40% of the shares subject to the stock option award vest in equal, monthly installments over a two-year period, then the remaining 60% vest in equal, monthly installments thereafter over the next two‑year period, subject to continued service through each applicable vesting date.

Option Exercises and Stock Vested in Fiscal 2018
The following table sets forth the number of shares acquired, and the value realized upon the exercise of stock options and the vesting of RSUs during fiscal 2018 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise ($)(1)	Number of shares acquired on vesting	Value realized on vesting ($)(2)
Michael DeCesare	210,000	$4,466,700	659,116	$21,201,942

Christopher Harms	71,764	$1,887,251	30,215	$936,780

Pedro Abreu	91,746	$2,055,510	19,545	$612,453

Darren J. Milliken	44,364	$1,093,181	14,024	$444,250

(1)	The value realized on exercise is calculated as the difference between the market value of the shares underlying the options exercised and the applicable exercise price of those options.

(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal 2018.

Potential Payments Upon Termination or Change in Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2018.

Named Executive Officer	Termination Without Cause ($)	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(1)(2) ($)	Change in Control ($)
Michael DeCesare
Cash severance payment(3)	950,000	950,000	—
Continued health coverage	24,458	24,458	—
Accelerated vesting(4)	5,289,666	11,131,396	5289666(5)
Total:	6,264,124	12,105,854	5,289,666
Christopher Harms
Cash severance payment(3)	635,000	635,000	—
Continued health coverage	24,921	24,921	—
Accelerated vesting(4)	—	4,051,570	—
Total:	659,921	4,711,491	—
Pedro Abreu
Cash severance payment(3)	650,000	650,000	—
Continued health coverage	24,921	24,921	—
Accelerated vesting(4)	—	3,291,513	—
Total:	674,921	3,966,434	—
Darren J. Milliken
Cash severance payment(3)	478,500	478,500	—
Continued health coverage	9,050	9,050	—
Accelerated vesting(4)	—	1,487,819	—
Total:	487,550	1,975,369	—

(1)
A qualifying termination of employment for Mr. DeCesare is considered “in connection with a change in control” if such termination occurs within the period commencing three months before the first event that ultimately leads to a "change in control" and ending 18 months after a “change in control.”

(2)
A qualifying termination of employment for Messrs. Abreu, Harms, and Milliken is considered “in connection with a change in control” if such termination occurs within the period commencing three months before and ending 12 months after a “change in control.”

(3)	Each named executive officer’s base salary plus target bonus amounts, in each case, as was in effect as of December 31, 2018, are used in calculating severance payment amounts

(4)
For purposes of valuing accelerated vesting, the values indicated in the table are calculated as follows: (i) with respect to RSUs, $25.99, the fair market value of a share of our common stock on December 31, 2018, multiplied by the number of unvested RSUs accelerated, and (ii) with respect to options, $25.99, the fair market value of a share of our common stock on December 31, 2018, multiplied by the number of unvested shares subject to options accelerated minus the exercise price of the options.

(5)
This value also represents the estimated benefit to which Mr. DeCesare or his estate would be entitled in the event of Mr. DeCesare’s death or disability that occurs in connection with his performance of his required duties as our employee, provided he or his legal custodian or executor of his estate, as applicable, signs and does not revoke the requisite separation agreement.

Chief Executive Officer Pay Ratio
Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of Mr. DeCesare, our President and Chief Executive Officer, and the annual total compensation of our median employee. For our last completed fiscal year, which ended December 31, 2018:

•
The 2018 median of the annual total compensation of all our employees, other than Mr. DeCesare and including our consolidated subsidiaries was approximately $171,363. This annual total compensation is calculated in accordance with Item 402(c)(2)(x) of Regulation S-K and reflects salary and bonus target and aggregate “grant date fair value” of RSU awards granted during the 12-month period ended December 31, 2018.

•	Mr. DeCesare’s 2018 annual total compensation was $6,755,083.

•	For fiscal 2018, the ratio of Mr. DeCesare’s annual total compensation to the median of the annual total compensation of all employees was approximately 39 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.
The methodology we used to calculate the pay ratio is described below.

•
We determined the median of the annual total compensation of our employees as of December 31, 2018, on which date we (including our consolidated subsidiaries) had approximately 1,116 full-time and part-time employees, approximately 674 of whom are U.S. employees, and approximately 442 (or approximately 40% of our total employee population) of whom are located outside of the United States. In accordance with the permitted methodology for determining the “median employee”, we excluded from our calculations 83 employees (or approximately 7% of our total employee population) who were hired in connection with mergers and acquisitions that we completed in fiscal 2018.

•
We then compared the sum of (i) the annual base salary of each of these employees for fiscal 2018, plus (ii) the total annual target cash incentive bonus or commission opportunity, as applicable, of each of these employees for fiscal 2018 as reflected in our payroll records, plus (iii) the aggregate grant date fair value of equity awards (as determined in accordance with footnote 1 of the Summary Compensation Table for Fiscal 2018, 2017, and 2016) granted to these employees in fiscal 2018, to determine the median employee. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate on December 31, 2018. In determining the median total compensation of all employees, we did not make any cost of living adjustments to the compensation paid to any employee outside of the U.S.

Once we identified our median employee, we estimated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above. With respect to Mr. DeCesare’s annual total compensation, we used the amount reported in the “Total” column of the Summary Compensation Table for Fiscal 2018, 2017, and 2016.

Equity Compensation Plan Information

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	11,722,647(3)	$11.65	4,698,571
Equity compensation plans not approved by security holders	—	—	—
Total	11,722,647	$11.65	4,698,571

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account RSUs, which have no exercise price.

(2)
Includes the following plans: the 2017 Plan, the 2000 Plan and the ESPP. Our 2017 Plan provides that on the date of the first regularly scheduled meeting of the compensation committee of the board of directors occurs during the fiscal year in which the increase occurs, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 3,800,000 shares of common stock, (ii) five percent of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such other amount as may be determined by our board of directors. Our ESPP provides that on the date of the first regularly scheduled meeting of the compensation committee of the board of directors occurs during the fiscal year in which the increase occurs, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 800,000 shares of common stock, (ii) one percent of the aggregate number of shares of common stock outstanding on such date, or (iii) such other amount as may be determined by our board of directors. On February 13, 2019, the number of shares available for issuance under our 2017 Plan and ESPP increased by 2,170,170 shares and 434,034 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

(3)	Includes 6,012,830 shares subject to outstanding stock options and 5,709,817 shares subject to outstanding RSU grants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2019 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole dispositive power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

We have based our calculation of percentage ownership of our common stock on 45,137,086 shares of our common stock outstanding on April 1, 2019. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of April 1, 2019 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our common stock subject to RSUs for which the service condition has been satisfied or would be satisfied within 60 days of April 1, 2019 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Forescout Technologies, Inc., 190 West Tasman Drive, San Jose, California 95134.

Name of Beneficial Owner+	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Amadeus Capital(1)	4,165,226	9.2%
Entities affiliated with Pitango(2)	3,024,313	6.7%
Executive Officers and Directors:
Michael DeCesare(3)	1,026,130	2.3%
Pedro Abreu(4)	197,682	*
Christopher Harms(5)	220,763	*
Darren J. Milliken(6)	124,852	*
Yehezkel Yeshurun(7)	365,672	*
David G. DeWalt(8)	554,115	1.2%
James Beer(9)	23,660	*
T. Kent Elliott(10)	117,550	*
Theresia Gouw(11)	90,873	*
Mark Jensen(12)	97,152	*
Rami Kalish(13)	3,024,313	6.7%
Enrique Salem(14)	363,873	*
All current directors and executive officers as a group (12 persons)(15)	6,206,635	13.8%

*	Represents beneficial ownership of less than one percent (1%).

+
Options to purchase shares of our capital stock included in this table are generally early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.

(1)
Consists of 1,486,688 shares of Common Stock held of record by Amadeus II ‘A’ (“Amadeus A”), 991,124 shares of Common Stock held of record by Amadeus II ‘B’ (“Amadeus B”), 693,779 shares of Common Stock held of record by Amadeus II ‘C’ (“Amadeus C”), 33,025 shares of Common Stock held of record by Amadeus II ‘D’ GmbH & Co KG (“Amadeus D”), 99,088 shares of Common Stock held of record by Amadeus II Affiliates Fund L.P. (“Affiliates Fund”), 403,896 shares of Common Stock held of record by Amadeus IV Velocity Fund L.P. (“Velocity Fund”), and 457,626 shares of Common Stock held of record by Amadeus EII L.P. (“Amadeus EII”), except that (i) Amadeus II General Partner LP (“Amadeus II GP”), the general partner of each of Amadeus A, Amadeus B, Amadeus C, Amadeus D and Affiliates Fund, may be deemed to have sole power to vote the shares owned by each such fund, (ii) Amadeus IV Velocity GP LP (“Velocity GP”), the general partner of Velocity Fund, may be deemed to have sole power to vote the shares owned by Velocity Fund, (iii) Amadeus EII General Partner LP (“Amadeus EII GP”), the general partner of Amadeus EII, may be deemed to have sole power to vote the shares owned by Amadeus EII, (iv) each of Amadeus General Partner LTD (“Amadeus GP LTD”) and Amadeus Capital GP LLP (“Amadeus Capital GP,” and together with Amadeus GP LTD, the “Amadeus Intermediate General Partners”), the general partners of each of Amadeus II GP, Velocity GP and Amadeus EII GP (the “Direct General Partners”), may be deemed to have sole power to vote these shares, (v) Amadeus Limited, the manager of each of Amadeus A, Amadeus B, Amadeus C, Amadeus D, Affiliates Fund, Velocity Fund and Amadeus EII (the “Funds”) and the Direct General Partners, has sole voting power with respect to such shares, and (vi) the directors of Amadeus Limited have delegated their voting power with respect to shares held by the Funds managed by Amadeus Limited to a committee comprised of Anne Glover, Hermann Hauser, Andrea Traversone, Richard Anton and Mikael Johnsson (the “Committee Members”), who each may be deemed to have shared power to vote such shares. Amadeus EI General Partner LP (“Amadeus EI GP”) is the general partner of Amadeus EI; and Amadeus EII General Partner LP (“Amadeus EII GP” and together with each of Amadeus II GP, Amadeus Velocity GP, and Amadeus EI GP, the “Amadeus Direct General Partners”) is the general partner of Amadeus EII. Amadeus General Partner LTD (“Amadeus GP LTD”) and Amadeus Capital GP LLP (“Amadeus Capital GP”) are the general partners of each of the Amadeus Direct General Partners. Amadeus Capital Partners Limited (“Amadeus Limited”) and Amadeus GP LTD are the partners of Amadeus Capital GP, Amadeus Limited is the manager of each of the Amadeus Funds, have sole voting and dispositive power with respect to the shares held by the Amadeus Funds. Each of Anne Glover, Hermann Hauser, Andrea Traversone, and Alex van Someren are the directors of Amadeus Limited (the “Amadeus Directors”). The Amadeus Directors have delegated their shared voting and dispositive power with respect to the shares held by each of the Amadeus Funds to a committee comprised of Ms. Glover, Mr. Hauser, Ms. Traversone, Richard Anton, and Mikael Johnsson (the “Amadeus Committee”). Each of the members of the Amadeus Committee share voting and dispositive power with respect to the shares held by the Amadeus Funds. The address for each of Amadeus A, Amadeus B, Amadeus C, Velocity Fund, Amadeus EI, Amadeus EII, Amadeus Capital GP, Amadeus Limited, and each of the Amadeus Directors is c/o Amadeus Capital, Suite 1, 2nd Floor, 2 Quayside, Cambridge, England CB5 8AB. The address for Amadeus D is c/o PE Concepts Verwaltungs GmbH, Möhlstr. 23 c/o BLLW, 81675 Munich, Germany. The address for Affiliates Fund is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The address for each of Amadeus II GP, Amadeus Velocity GP, Amadeus EI GP, Amadeus EII GP, and Amadeus GP LTD is c/o Amadeus Capital, 50 Lothian Road, Festival Square, Edinburgh, Scotland EH3 9WJ.

(2)
Consists of (i) 1,883,299 shares held of record by Pitango Venture Capital Fund III (USA) L.P.; (ii) 174,158 shares held of record by Pitango Venture Capital Fund III (USA) Non-Q L.P.; (iii) 509,238 shares held of record by Pitango Venture Capital Fund III (Israeli Investors) L.P.; (iv) 42,227 shares held of record by Pitango Principals Fund III (USA) L.P.; (v) 282,849 shares held of record by Pitango Parallel Investor Fund III (USA) L.P (collectively, the “Pitango Entities”); and (vi) 132,542 shares held of record by Pitango Venture Capital Fund III Trusts 2000 Ltd. (“Pitango Trusts”). Pitango VC Fund III GP (“GP”), the sole general partner of the Pitango Entities, has sole voting and dispositive power with respect to the shares held by the Pitango Entities.  The partners of the GP are eight private companies (the “Principal Funds”) that are each owned by one of the following individuals: Rami Beracha, Bruce Crocker, Isaac Hillel, Rami Kalish, Aaron Mankovski, Chemi Peres, Isaac Shrem, and Zeev Binman, respectively (the “Principals”), share voting and dispositive power with respect to the shares held by GP. The Principals, managing members of Pitango Trusts, share voting and dispositive power with respect to the shares held by Pitango Trusts. The address for the above listed entities is 11 HaMenofim Street, Building B, Herzeliya 4672562, Israel.

(3)
Consists of (i) 359,345 shares held of record by Mr. DeCesare; (ii) 613,777 shares subject to options exercisable within 60 days of April 1, 2019, 612,058 of which are fully vested as of such date; and (iii) 53,008 shares of common stock issuable upon the vesting of RSUs within 60 days of April 1, 2019.

(4)
Consists of (i) 458 shares held of record by Mr. Abreu; (ii) 186,429 shares subject to options exercisable within 60 days of April 1, 2019, 180,147 of which are fully vested as of such date; and (iii) 10,795 shares of common stock issuable upon the vesting of RSUs within 60 days of April 1, 2019.

(5)
Consists of (i) 5,461 shares held of record by Mr. Harms; (ii) 109,962 shares held of record by Harms Family Trust Dated April 20, 2006, for which Mr. Harms and Cassandra R. Harms serve as Trustees; (iii) 83,751 shares subject to options exercisable within 60 days of April 1, 2019, 80,001 of which are fully vested as of such date; and (iv) 21,589 shares of common stock issuable upon the vesting of RSUs within 60 days of April 1, 2019.

(6)
Consists of (i) 4,679 shares held of record by Mr. Milliken; (ii) 114,776 shares subject to options exercisable within 60 days of April 1, 2019, 111,526 of which are fully vested as of such date; and (iii) 5,397 shares of common stock issuable upon the vesting of RSUs within 60 days of April 1, 2019.

(7)
Consists of (i) 327,386 shares held of record by the Yeshurun Family Trust; and (ii) 38,286 shares subject to options exercisable within 60 days of April 1, 2019, 35,041 of which are fully vested as of such date.

(8)	Consists of (i) 554,115 shares held of record by Mr. DeWalt, of which 20,989 were issued upon early exercise of stock options and remained subject to further vesting within 60 days of April 1, 2019.

(9)	Consists of 23,660 shares held of record by Mr. Beer.

(10)	Consists of (i) 115,835 shares held of record by Mr. Elliott; and (ii) 1,715 shares subject to options exercisable within 60 days of April 30, 2019, none of which are fully vested as of such date.

(11)	Consists of 90,873 shares held of record by the SGLG Living Trust dated 12/11/12, for which Ms. Gouw serves as Trustee.

(12)	Consists of 97,152 shares held by Mr. Jensen which are subject to options exercisable within 60 days of April 1, 2019, 95,177 of which are fully vested as of such date.

(13)
Consists of the shares listed in footnote 2 above, which are held by the Pitango Entities. Mr. Kalish is one of the Principals of the Principal Funds, which shares voting and dispositive power with respect to the shares held by GP, which has sole voting and dispositive power with respect to the shares held by the Pitango Entities. Mr. Kalish specifically disclaims beneficial ownership with respect to all of the shares over which he shares voting and dispositive power.

(14)
Consists of (i) 238,873 shares held of record by Mr. Salem, of which 2,408 were issued upon early exercise of stock options and remained subject to further vesting within 60 days of April 1, 2019; and (ii) 125,000 shares held of record by Enrique Salem 2017 Guarantor Retained Annuity Trust, for which Mr. Salem serves as Trustee.

(15)
Consists of (i) 6,206,635 shares beneficially owned by our current officers and directors, of which 23,397 shares may be repurchased by us at the original purchase price as of April 1, 2019; (ii) 1,135,886 shares subject to options exercisable within 60 days of April 1, 2019, of which 1,113,950 shares are fully vested; and (iii) 90,789 shares of common stock issuable upon the vesting of RSUs within 60 days of April 1, 2019.

CERTAIN RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Compensation Discussion and Analysis - Executive Compensation” the following is a description of each transaction during fiscal 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or beneficial owners of more than 5% of any class of our capital stock or any immediate family member of, or person sharing a household with, and of these individuals or entities had or will have a direct or indirect material interest.

Employment Arrangement with an Immediate Family Member of Our Chair

Shai Yeshurun is a Senior Director of Finance and the son of Yehezkel Yeshurun, the Chair of our board of directors. His total compensation in 2018 was approximately $142,303 and his current annual salary is approximately $124,691.

Policies and Procedures for Related Party Transactions

Our audit committee has adopted a formal written policy providing that our audit committee is responsible for reviewing “related party transactions,” which are transactions (i) in which we were, are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and (iii) in which a related person had, has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members, in each case, since the beginning of the most recently completed year.

Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party and (ii) the extent of the related party’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) certain compensation arrangements of executive officers, (ii) certain director compensation arrangements, (iii) transactions with another company at which a related party’s only relationship is as an employee, other than an executive officer or director, or beneficial owner of less than 5% of that company’s shares, (iv) charitable contributions, grants or endowments by us to a charitable organization, foundation or university where the related party’s only relationship is as an employee, other than an executive officer or director, if the aggregate amount involved does not exceed the greater of $100,000 or 2% of the charitable organization’s total annual receipts, and (v) transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our audit committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending December 31, 2019. During our fiscal year ended December 31, 2018, EY served as our independent registered public accounting firm.

Stockholder ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2019 is not required by law, by the listing standards of NASDAQ, by our amended and restated certificate of incorporation or by our amended and restated bylaws. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, our audit committee will reconsider whether or not to retain EY. Even if the selection is ratified, we may appoint a different independent registered public accounting firm during the fiscal year ended December 31, 2019 if the audit committee determines that such a change would be in the best interests of Forescout and our stockholders.

Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Services

The following table presents fees for professional audit services and other services rendered to our company by EY for our fiscal years ended December 31, 2017 and 2018.

	Fiscal Year Ended December 31,
Service Category	2017	2018
Audit Fees(1)	$3,218,551	$2,780,653
Audit Related Fees(2)	$153,000	$247,429
Tax Fees(3)	$37,046	$—
Total	$3,408,597	$3,028,082

(1)
Audit fees primarily consist of fees for professional services performed for the audit of our consolidated annual financial statements and the review of our unaudited quarterly financial statements. Audit fees also include fees for services performed in conjunction with our initial public offering, issuance of a comfort letter, adoption of the new revenue recognition standard (Accounting Standards Codification 606), and fees for statutory audits.

(2)
Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

(3)	Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

Auditor Independence

In our fiscal year ended December 31, 2018, there were no other professional services provided by EY that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Pre-Approval Policies and Procedures

Consistent with requirements of the SEC and the Public Company Oversight Board (the “PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our audit committee for approval:

•
Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•
Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other Services. Other services are those services not described in the other categories.

Our audit committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and our audit committee requires our independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by our audit committee before our independent registered public accounting firm is engaged. Any proposed services exceeding these levels or amounts require specific pre-approval by our audit committee. All fees paid to EY for our fiscal year ended December 31, 2018, were pre-approved by our audit committee.

Vote Required

The proposal requires the affirmative vote of a majority of shares present virtually or by proxy at the Annual Meeting, virtually or by proxy, and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and internal control systems, the appointment, compensation, retention and oversight of Ernst & Young LLP, our independent registered public accounting firm, and audits of our financial statements, all pursuant to the Audit Committee’s written charter. Ernst & Young LLP reports directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from our company for such advice and assistance.

Management is responsible for preparing our financial statements and for our financial reporting processes, accounting policies, systems of internal controls and disclosure controls and procedures. For our fiscal year ended December 31, 2018, Ernst & Young LLP was responsible for performing an independent audit and expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2018 with our management.

2.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Mark Jensen (Chair)
T. Kent Elliott
James Beer

The foregoing Audit Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2018, with the exception of: (i) the Forms 4 filed for each of Messrs. DeCesare, Harms, Abreu and Milliken, which were filed late in each case on March 8, 2018 and (ii) the Form 4 filed for the entities affiliated with Amadeus Capital, which was filed late on July 9, 2018, all other Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal 2018 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2018, are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this Proxy Statement.

This Proxy Statement and our annual report are posted on our website at http://www.investors.forescout.com and are available from the SEC at its website at http://www.sec.gov.

You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Forescout Technologies, Inc., 190 West Tasman Drive, San Jose California 95134.

Company Website

We maintain a website at http://www.forescout.com. Information contained on or that can be accessed through our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website address in this Proxy Statement are inactive textual references only.

*************

As of the date of this Proxy Statement, no stockholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the Annual Meeting. Accordingly, the only items of business that our board of directors intends to present at the Annual Meeting are set forth in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Jose, California
April 16, 2019

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/FSCT2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E73732-P21366

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**FORESCOUT TECHNOLOGIES, INC.**

**The Board of Directors recommends you vote "FOR" proposals 1, 2 and 4 and for "1 Year" on proposal 3.**

| **Nominee:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Mark Jensen | ☐ | ☐ | ☐ |

| | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Approve, on an advisory basis, the compensation of our named executive officers. | ☐ | ☐ | ☐ |

| | **1 Year** | **2 Years** | **3 Years** | **Abstain** |
|---|---|---|---|---|
| 3. Approve, on an advisory basis, the frequency of holding future stockholder advisory votes on the compensation of our named executive officers. | ☐ | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E73733-P21366

## Forescout Technologies, Inc.
## 2019 Annual Meeting of Stockholders
## May 29, 2019 8:00 a.m. Pacific Time
## This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) each of Michael DeCesare, Darren J. Milliken and Christopher Harms, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Forescout Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., PDT on May 29, 2019 via a live interactive webcast on the Internet at www.virtualshareholdermeeting.com/FSCT2019, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Address Changes/Comments:** ______________________________________________

______________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**